UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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ROGERS CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2225 W. Chandler Blvd., Chandler, AZ 85224

The Annual Meeting of Shareholders of Rogers Corporation, a Massachusetts corporation, will be held on Thursday, May 3, 2018, at 8:30 a.m., local time, at Rogers Global Headquarters, located at 2225 W. Chandler Blvd., Chandler, Arizona 85224 for the following purposes:

1.
To elect eight members of the Board of Directors for the ensuing year: Keith L. Barnes, Michael F. Barry, Bruce D. Hoechner, Carol R. Jensen, Ganesh Moorthy, Jeffrey J. Owens, Helene Simonet and Peter C. Wallace.

2.	To vote on a non-binding advisory resolution to approve the 2017 compensation of the Company’s named executive officers.

3.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Rogers Corporation for the fiscal year ending December 31, 2018.

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Shareholders entitled to receive notice of and to vote at the meeting are determined as of the close of business on Wednesday, March 7, 2018, the record date fixed by the Board of Directors for such purpose.

Your vote is important and Rogers Corporation strongly encourages you to vote. Regardless of whether you plan to attend the meeting, you can be sure your shares are represented at the meeting if you are a shareholder of record by promptly voting electronically over the Internet or by telephone or by returning your completed proxy card in the pre-addressed, postage-paid return envelope (which will be provided to those shareholders who request to receive paper copies of these materials by mail) or, if your shares are held in a street name, by returning your completed voting instruction card to your broker. If for any reason you desire to revoke or change your proxy, you may do so at any time before it is exercised. The proxy is solicited by the Board of Directors of Rogers Corporation.

We cordially invite you to attend the meeting.

By Order of the Board of Directors
Jay B. Knoll, Senior Vice President, Corporate Development, General Counsel & Corporate Secretary
March 22, 2018

Proxy Statement Table of Contents

2225 W. Chandler Blvd., Chandler, Arizona 85224 / 480-917-6000
Proxy Statement

We are providing you with this proxy statement and proxy card (by mail, email, or over the Internet) in connection with the solicitation of proxies by the Board of Directors of Rogers Corporation (“Rogers,” “Company,” “Registrant,” “we” or, when used in the possessive form, “our”) for the Annual Meeting of Shareholders to be held on Thursday, May 3, 2018 at 8:30 am local time at 2225 W. Chandler Blvd., Chandler, Arizona 85224.
What is the “Notice Regarding the Availability of Proxy Materials” (the “Notice”) and why did I receive it but no proxy materials by mail or email?
Unless you have requested that we provide a copy of our proxy materials (including our 2017 annual report) to you by mail or email, we are providing only the Notice to you by mail or email. The Notice will instruct you as to how you may access and review the proxy materials on the Internet. The Notice will also instruct you as to how you may access your proxy card to vote over the Internet. If you received the Notice by mail or email and would like to receive a paper copy of our proxy materials, free of charge, please follow the instructions included in the Notice. This proxy statement is dated March 22, 2018 and distribution of the Notice to shareholders is scheduled to begin on or about March 22, 2018. We have adopted this procedure pursuant to rules adopted by the Securities and Exchange Commission (“SEC”) in order to conserve natural resources and reduce our costs of printing and distributing the proxy materials, while providing a convenient method for shareholders to access the materials and vote.
What is the purpose of the Annual Meeting of Shareholders?

1.
To elect eight members of the Board of Directors for the ensuing year: Keith L. Barnes, Michael F. Barry, Bruce D. Hoechner, Carol R. Jensen, Ganesh Moorthy, Jeffrey J. Owens, Helene Simonet, and Peter C. Wallace. (See pages 7-9 for additional information.)

2.	To vote on a non-binding advisory resolution to approve the compensation of our named executive officers (“NEOs”). (See page 36 for additional information.)

3.
To ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm of Rogers Corporation for the fiscal year ending December 31, 2018. (See page 37 for additional information.)

4.
To transact such other business as may properly come before the meeting or any adjournment or postponement thereof. As of the date of this proxy statement, the Company is not aware of any other business to come before the meeting.

Who can vote at the Annual Meeting of Shareholders?
If you are a shareholder of record as of the close of business on March 7, 2018 (the “record date”), you are entitled to vote at the meeting and any adjournment or postponement thereof. As of that date, 18,316,910 shares of Rogers’ capital stock (also referred to as common stock), $1 par value per share, were outstanding.
You are entitled to one vote for each share owned as of the close of business on the record date.

How do I get admitted to the Annual Meeting of Shareholders?
Attendance at the meeting will be limited to the following:

•	Shareholders that hold shares of our capital stock in their own name (as “shareholders of record”) as of the record date;

•	Shareholders that beneficially own shares of our capital stock through a bank, brokerage firm, dealer or other similar organization as nominee (in “street name”) as of the record date;

•	The Company’s external auditors; and

•	Director nominees and members of Company management who will facilitate the meeting.
You will need an admission ticket or proof of ownership to enter the meeting. An admission ticket is attached to your proxy card if you are a shareholder of record. If your shares are held in street name, you must present proof of your ownership of our capital stock, such as a bank or brokerage account statement, to be admitted to the meeting. Please note that if you hold your shares in street name and plan to vote in person at the meeting, you will also need to bring a legal proxy from your nominee and present it to the inspector of elections with your ballot.
All shareholders also must present a form of photo identification, such as a driver’s license, in order to be admitted to the meeting.
How do I vote shares held under my name?
If you are a shareholder of record, you may instruct the Company on how to vote your shares by:

•	using the Internet voting site listed on the proxy card or Notice;

•	using the toll-free telephone number listed on the proxy card; or

•	marking, signing, dating and returning the proxy card by mail.
You may also attend the meeting and vote your shares in person at the meeting.
How do I vote shares that I hold through the Company’s Global Stock Purchase Plan (“GSPP”)?
Shares owned by employees or former employees as a result of participation in the GSPP may, to the extent such shares are held in the name of the employee or former employee, be voted as set forth in “How do I vote shares held under my name?”. Shares purchased under the GSPP but held in street name by a nominee must be voted in accordance with the instructions for voting in “How do I vote shares not held under my name?”
How do I vote shares not held under my name?
If your shares are held in street name by a nominee, the Notice or proxy materials, as applicable, are being forwarded to you by that organization, and you should follow the instructions for voting as set forth on that organization’s voting instruction card. Shares held in employees’ or former employees’ 401(k) plans (the “Rogers Employee Savings and Investment Plan”) may be voted in a similar manner.
Under the rules and practices of the New York Stock Exchange (“NYSE”), if you hold shares through a nominee, your nominee is permitted to vote your shares on certain “routine” matters in its discretion even if the nominee does not receive instructions from you. The proposal to ratify the appointment of PwC is considered a “routine” matter, and your nominee will have discretionary authority to vote your shares if you do not provide instructions as to how your shares should be voted on this proposal. The proposals to elect directors and to approve, on an advisory basis, the compensation of our NEOs are “non-routine” matters. The absence of voting instructions from you to your nominee on these “non-routine” matters will result in a “broker non-vote” because the nominee does not have discretionary voting power for those proposals. “Broker non-votes” and “withhold” votes do not constitute votes properly cast favoring or opposing proposals on “non-routine” matters.
How many holders of the Company’s outstanding shares must be present to hold the Annual Meeting of Shareholders?
In order to conduct business at the meeting, it is necessary to have a quorum. The presence, in person or by proxy, of the holders of a majority of the shares of capital stock entitled to vote on a matter at the meeting constitutes a quorum with respect to that matter. “Broker non-votes” and abstentions will be considered present for the purpose of establishing a quorum.
How many votes are required to elect directors? How many votes are required for the other proposals to pass?

1.
Election of directors: To be elected, each director requires the affirmative vote of the holders of a plurality of the votes cast. This means that the nominees who receive the highest number of affirmative votes cast will be elected irrespective of how small the number of affirmative votes is in comparison to the total number of shares voted. Our Board, however, has recently adopted a majority vote policy. Under this policy, any director nominee in an uncontested election who receives a greater number of votes “withheld” for his or her election than votes “for” such election must submit his or her resignation for consideration by our Nominating and Governance Committee and our Board. See additional discussion on page 9. “Broker non-votes” do not constitute votes properly cast favoring or opposing director elections and, accordingly, will not have any effect on the outcome of this vote.

2.
Advisory vote on NEO compensation: To pass the proposal to approve, on an advisory basis, the 2017 compensation of our NEOs must be approved by the affirmative vote of the majority of votes properly cast. Abstentions and “broker non-votes” will not have any effect on the outcome of these votes.

3.
Ratification of PwC appointment: To pass, the proposal to ratify the appointment of PwC must be approved by the affirmative vote of the majority of votes properly cast (i.e., the number of shares voted “FOR” the proposal must exceed the number of shares voted “AGAINST” the proposal). Abstentions will not have any effect on the outcome of these votes, but your nominee will have discretionary authority to vote your shares if you do not provide instructions as to how your shares should be voted on this proposal.

You are strongly encouraged to vote your shares.
How will my shares be voted if I complete and return my proxy card?
Whichever method you use to transmit your instructions, your shares of Rogers’ capital stock will be voted as you direct. If you sign and return the enclosed proxy card or otherwise designate the proxies named on the proxy card to vote on your behalf, but do not specify how to vote your shares, your shares will be voted:

•	FOR the election of the nominees for director;

•	FOR the advisory vote to approve the 2017 compensation of our NEOs;

•	FOR the ratification of the appointment of PwC as the Company’s independent accounting firm for 2018; and

•	In accordance with the judgment of the persons voting the proxy on any other matter properly brought before the meeting, if any such matters are properly raised at the meeting.
If I execute a proxy, may I still attend the Annual Meeting of Shareholders to vote in person or choose to change or revoke my vote?
Execution of a proxy will not in any way affect your right to attend the meeting and vote in person.
Any shareholder submitting a proxy has the right to revoke it any time before it is exercised by filing a written revocation with the Corporate Secretary of Rogers, by executing a proxy with a later date, by voting again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the meeting will be counted) or by attending and voting at the meeting.
Who counts the votes?
Votes at the annual meeting will be tabulated by “Inspectors of Election” appointed by the Company.

Proposal 1: Election of Directors
The directors of Rogers are elected annually by shareholders and hold office until the next Annual Meeting of Shareholders and thereafter until their successors are chosen and qualified. The Board of Directors has been advised that each nominee will serve if elected. All of the nominees are currently directors of Rogers and all were elected to their present term at the 2017 Annual Meeting of Shareholders, except Mr. Owens who was appointed by the Board of Directors in August 2017.

Nominees for Director, Director Qualifications and Experience
The biographical information below identifies the primary experience, qualifications, attributes and skills of the eight nominees for director at our 2018 Annual Meeting of Shareholders.

Name, age as of March 7, 2018, and positions with the Company	Principal Occupation, Business Experience, Directorships and Qualifications

Keith L. Barnes Age 66 Director since 2015 Compensation & Organization Committee - Chairperson Nominating & Governance Committee
Mr. Barnes is the retired Chairman and CEO of Verigy Pte Ltd. Mr. Barnes was CEO of Verigy from 2006-2011 and Chairman of the Board from 2009-2011. Prior to acquisition, Verigy was a leading manufacturer of semiconductor capital equipment started by Hewlett Packard and spun out of Agilent Technologies. From 2003-2006, Mr. Barnes was Chairman and CEO of Electroglas, a leading manufacturer of semiconductor probing solutions. Mr. Barnes was Chairman and CEO of Integrated Measurement Systems (“IMS”) from 1995-2001 when IMS was acquired. Mr. Barnes also serves as a director of Knowles Corporation and Viavi Solutions. The qualifications and skills that make Mr. Barnes well suited to serve as a member of our Board include his experience in global manufacturing, supply chain management, semiconductor systems and software development, marketing and sales, international business, governance and executive management, along with his public board and committee experience.

Michael F. Barry Age 59 Director since 2010 Lead Director Compensation & Organization Committee Audit Committee
Since 2009, Mr. Barry has been Chairman of the Board of Directors of Quaker Chemical Corporation. He joined the Quaker Board and became Quaker’s President and Chief Executive Officer in 2008. Mr. Barry has held a number of other positions with Quaker since 1998, including Chief Financial Officer, Vice President and Global Industry Leader - Industrial Metalworking and Coatings, and Senior Vice President and Managing Director - North America. By serving in a variety of leadership and executive positions with Quaker, Mr. Barry has gained experience in accounting/finance, financial reporting, risk assessment, industrial marketing and services, organizational development, global organizations, governance, strategic planning, corporate development, research and development and manufacturing. This extensive and varied business experience is a valuable resource to the Rogers’ Board of Directors and its management.

Bruce D. Hoechner Age 58 Director since 2011 President and Chief Executive Officer
Mr. Hoechner, who became the Company’s President and Chief Executive Officer in 2011, has many years of broad leadership experience across numerous geographies, businesses and functions in the specialty chemicals industry with particularly strong international business expertise. For over ten years of his career he lived and worked in Singapore, Thailand and most recently, Shanghai, People’s Republic of China. His Asian assignments were first with Rohm and Haas Company, for which he worked for 28 years, and then The Dow Chemical Company after its acquisition of Rohm and Haas in 2009. While in Shanghai, Mr. Hoechner was responsible for a variety of businesses, most recently as President, Asia Pacific Region, Dow Advanced Materials Division. He has also led a number of specialty chemical global business units, which had wide-ranging operations in Europe, North America, Latin America and Asia. Mr. Hoechner is also a director of Curtis-Wright Corporation. Mr. Hoechner’s broad, global industry experience and his service as our Chief Executive Officer led the Board to conclude that he should continue to serve as a director.

Carol R. Jensen Age 65 Director since 2006 Audit Committee Nominating & Governance Committee
Ms. Jensen is currently President and Principal Partner of Lightning Ranch Group, a privately held group of companies in ranching, real estate, technology consulting, energy and aviation. She previously served as a director of the Microelectronic Computer Corporation and the American Chamber of Commerce - Denmark. She previously held positions at The Dow Chemical Company (as Vice President of Research & Development of Performance Chemicals 2001-2004); 3M Corporation (as Executive Director of Research & Development 2000-2001, Managing Director of 3M Denmark 1998-2000, and Technical Director of 3M’s Electronic Products business 1990-1998) and IBM Corporation (various research, development, marketing and strategic corporate positions 1979-1990). She was also an adjunct professor of Chemistry at the University of Texas, Austin (1991-1994). In these positions she gained experience in the electronics and Internet industries, the chemical and materials industry, and in research, marketing, development, manufacturing, sales, international business, governance and executive management. This technical background and experience make Ms. Jensen a valuable member of the Company’s Board of Directors and a great resource to its management.

Ganesh Moorthy Age 58 Director since 2013 Audit Committee Compensation & Organization Committee
In February 2016, Mr. Moorthy was named President of Microchip Technology Incorporated, adding that position to the post of Chief Operating Officer, a title he has held since 2009. Microchip is a leading provider of microcontroller, mixed-signal, analog, memory and Flash-IP solutions. He served as Executive Vice President of Microchip from 2006 to 2009. From 2001 to 2006, Mr. Moorthy served as Vice President of several Microchip divisions. From 2010 to 2014, he served as a member of the Board of Directors of Hua-Hong Grace Semiconductor in Shanghai, China. He is also a member of the University of Washington’s Electrical Engineering Board of Advisors. Mr. Moorthy’s extensive background in a number of Rogers’ key industries and his global expertise in business and technology leadership make him well qualified to provide valuable insight to the Board of Directors and management of Rogers.

Jeffrey J. Owens Age 63 Director since 2017 Audit Committee Nominating & Governance Committee
Jeffrey J. Owens was appointed as a director of the Company in August 2017. Mr. Owens most recently served as Executive Vice President and Chief Technology Officer of Delphi Automotive PLC, until his retirement in March 2017. During his over 40-year career at Delphi, Mr. Owens served in a variety of technology, engineering and operating leadership roles, including serving as President of Delphi’s Electronics and Safety Division and during his tenure had international responsibilities. Mr. Owens is also a director of Cypress Semiconductor Corporation. Mr. Owens recently served as Chairman of the Kettering University Board of Trustees and is currently a trustee. Mr. Owens’ global experience and leadership roles in innovation and technology, particularly in the areas of Advanced Mobility and Advanced Connectivity, make him an excellent addition to the Board.

Helene Simonet Age 65 Director since 2014 Audit Committee - Chairperson Compensation & Organization Committee
Ms. Simonet served as Executive Vice President and Chief Financial Officer of Coherent, Inc. from 2002 until her retirement in February 2016. Ms. Simonet served as Vice President of Finance of Coherent’s former Medical Group and Vice President of Finance of its Photonics Division from 1999 to 2002. Prior to joining Coherent, Ms. Simonet spent over twenty years in senior finance positions at Raychem Corporation’s Division and Corporate organizations, including Vice President of Finance of Raynet Corporation. In March 2017, Ms. Simonet was appointed as a member of the Board of Directors of Finisar, Inc. Ms. Simonet is a well-rounded executive with broad experience in both executive and financial management of a global technology manufacturing company, international business, mergers and acquisitions, and strategic planning. This experience and her expertise in areas important to Rogers make her an important asset to the Board.

Peter C. Wallace Age 63 Director since 2010 Nominating & Governance Committee - Chairperson Compensation & Organization Committee
Mr. Wallace served as Chief Executive Officer and a director of Gardner Denver Inc., an industrial manufacturer of compressors, blowers, pumps and other fluid control products used in numerous global end markets until his retirement in January 2016. He served as President and Chief Executive Officer and a director of Robbins & Myers, Inc. from 2004 until 2013, when the company was acquired by National Oilwell Varco, Inc. Prior to joining Robbins & Myers, he was President and Chief Executive Officer of IMI Norgren Group from 2001 to 2004. Mr. Wallace is a director of Curtiss-Wright Corporation and a director and chairman of the board of Applied Industrial Technologies, Inc. He also serves on the board of a private manufacturing firm engaged in packaging equipment and consulting services. Mr. Wallace’s career has included senior functional roles in application engineering, sales, marketing, and international operations as well as chief executive officer at four multinational corporations. This broad and extensive leadership and board experience is valuable to Rogers’ Board of Directors and to management.

None of the nominees for director are subject to any arrangement pursuant to which directors will be elected, nor are there any family relationships between any directors and any of the Company’s executive officers. To the best of our knowledge, there are no pending material legal proceedings in which any of our directors or nominees for director, or any of their associates, is a party adverse to us or any of our affiliates, or in which the persons have a material interest adverse to us or any of our affiliates. Additionally, to the best of our knowledge, there have been no events under any bankruptcy act, no criminal proceedings and no judgments, sanctions, or injunctions during the last 10 years that are material to the evaluation of the ability or integrity of any of our directors or nominees for director.
Vote Required
The election of directors requires the affirmative vote of the holders of a plurality of the votes cast. This means that the nominees who receive the highest number of affirmative votes cast will be elected irrespective of how small the number of affirmative votes is in comparison to the total number of shares voted. Our Board, however, has recently adopted a majority vote policy, which provides that, in an uncontested election, a director who receives a greater number of votes “withheld” for his or her election than votes “for” such election must submit his or her offer of resignation for consideration by the Nominating and Governance Committee of the Board of Directors. The Nominating and Governance Committee will then make a recommendation to the Board of Directors to accept or reject such resignation, and the Board of Directors will then determine whether to accept or reject the resignation. “Broker non-votes” will not have any effect on the outcome of this vote.
The Board recommends a vote “FOR” the election of each of the director nominees listed above.

Stock Ownership of Management and Directors
This table provides information about the beneficial ownership of Rogers’ capital stock as of March 7, 2018, by each of the current members of the Board of Directors, the NEOs listed in the “Summary Compensation Table” on page 27, and by all current directors and executive officers as a group. Unless otherwise noted, the persons listed below have sole voting and investment power with respect to the shares reported.

	Beneficial Ownership
Name of Person or Group	Amount and Nature of Beneficial Ownership (1)	Percent of Class (2)
Keith L. Barnes	2,850	*
Michael F. Barry	15,300	*
Robert C. Daigle (3)	15,682	*
Bruce D. Hoechner (3)	69,408	*
Carol R. Jensen (4)	10,088	*
Jay B. Knoll	1,376	*
Ganesh Moorthy (4)	7,800	*
Jeffrey J. Owens	850
Helene Simonet	5,500	*
Janice E. Stipp	5,092	*
Peter C. Wallace	13,300	*
Helen Zhang	4,875	*
All Directors and Executive Officers as a Group (16 Persons) (1)	176,130	0.96
* None of our executive officers or directors owned more than 1.0% of our outstanding capital stock as of March 7, 2018.

(1)
Represents the total number of currently owned shares and shares acquirable within 60 days of March 7, 2018. Shares acquirable by way of the vesting of restricted stock units, or, with respect to members of the Board of Directors, which would be owed to them in the event of a separation from service, within 60 days of March 7, 2018, are as follows (last name/number of shares): Barnes/1400, Barry/1400; Jensen/1,400; Moorthy/1,400; Owens/850; Simonet/1,400; and Wallace/1,400. Does not include shares issued with respect to performance-based RSUs for the 2015-2017 performance period for which the payout was determined after the record date.

(2)
Represents the percent ownership of total outstanding shares of capital stock, based on 18,316,910 shares of common stock outstanding as of March 7, 2018, and on an individual or group basis those shares acquirable by the respective directors and executive officers within 60 days of March 7, 2018, as described above.

(3)
Mr. Daigle and Mr. Hoechner own, respectively, 15,682 shares and 69,408 shares as to which investment and voting power is shared with their respective spouses. Mr. Hoechner’s total ownership includes 820 shares held by trust for which his spouse serves as trustee.

(4)	Ms. Jensen and Mr. Moorthy own, respectively, 10,088 and 6,400 shares in trusts in which investment and voting power is shared with their respective spouses.

Beneficial Ownership of More than Five Percent of Rogers’ Stock
Except as otherwise noted below, this table provides information regarding beneficial ownership of each person known to Rogers to own more than 5% of its outstanding capital stock as of December 31, 2017 based upon filings by each such person with the SEC on Schedule 13G (including amendments) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Unless otherwise noted, the beneficial owners have sole voting and dispositive power with respect to the shares listed below.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class (1)
BlackRock, Inc. (2) 55 East 52nd Street New York, NY 10055	2,342,083	12.8%
The Vanguard Group (3) 100 Vanguard Blvd. Malvern, PA 19355	1,716,336	9.4%
Neuberger Group (4) 1290 Avenue of the Americas New York, NY 10104	1,528,830	8.3%
William Blair (5) 150 North Riverside Plaza Chicago, IL 60606	1,006,096	5.5%
Dimensional Fund Advisors, LP (6) 6300 Bee Cave Road, Building One Austin, TX 78746	975,779	5.3%

(1)	Based on 18,316,910 shares outstanding as of the record date, March 7, 2018.

(2)
Blackrock, Inc., a parent holding company, reported it has sole voting power with respect to 2,301,730 of the shares listed above and sole dispositive power with respect to all of the shares listed above.

(3)
The Vanguard Group, a registered investment adviser, reported it has sole voting power with respect to 35,140 of the shares listed above, shared voting power with respect to 2,889 of the shares listed above, shared dispositive power with respect to 36,518 of the shares listed above, and sole dispositive power with respect to 1,679,818 of the shares listed above.

(4)
Neuberger Berman Group LLC, and Neuberger Berman Investment Advisers LLC, reported shared voting power with respect to 1,518,340 shares listed above, and shared dispositive power with respect to all of the shares listed above. Each of Neuberger Berman Equity Funds, and Neuberger Berman Genesis Fund, reported shared voting power and shared dispositive power with respect to 1,093,424 of the shares listed above. These entities filed as a group, and are collectively referred to as “Neuberger Group” above.

(5)
William Blair Investment Management, LLC, a registered investment adviser, reported it has sole voting power with respect to 901,703 shares listed above, with sole dispositive power with respect to all of the shares listed above. William Blair Investment Management, LLC, is referred to above as “William Blair.”

(6)
Dimensional Fund Advisors, LP, a registered investment adviser, reported it has sole voting power with respect to 933,678 of the shares listed above and sole dispositive power with respect to all of the shares listed above.

Corporate Governance Practices
The Board of Directors has adopted Corporate Governance Guidelines, provisions of our bylaws and other formal policies that establish a framework for our corporate governance practices. In addition to practices described below under “Board of Directors,” our corporate governance practices include the following:

•
A majority vote policy adopted in December 2017 which provides that, in an uncontested election, a director who receives a greater number of votes “withheld” for his or her election than votes “for” such election must submit his or her offer of resignation for consideration by the Nominating and Governance Committee of the Board of Directors. See page 9 for additional information.

•	Annual election of all directors annually.

•
A retirement policy for directors, set forth in Rogers’ Corporate Governance Guidelines, under which directors may not be nominated for election after age 72 unless the Board deems it advisable to do so.

•
While a majority of the Board must be independent under NYSE listing standards, our Corporate Governance Guidelines set a goal for at least two-thirds of our directors to be independent. The Board of Directors has determined that seven of its eight current directors, representing approximately 88% of the Board, are independent.

•	Two “audit committee financial experts”, as defined under SEC regulations, on the Audit Committee.

•	An independent “Lead Director” position.

•	Regular meetings of non-management directors in executive session, at which the “Lead Director” generally presides.

•
Active participation by the Board of Directors in Company strategy decisions and oversight through, among other things, annually review of a strategic plan and a one-year operating plan that is linked to strategic objectives.

•	Oversight by the Board of Directors, with the assistance of our Compensation and Organization Committee, of succession planning for our executive officers, including the CEO.

•
Stock Ownership Guidelines designed to encourage executive officers and directors to accumulate a significant level of direct stock ownership, thereby aligning their interests with the interests of shareholders.

•
A Compensation Recovery Policy that enables the Board of Directors to recover any compensation earned by or paid to an executive officer from any financial result or operating objective that was impacted by the officer’s misconduct.

•	An Insider Trading Policy that prohibits directors and executive officers from engaging in hedging or margining transactions or pledging of Company’s stock.

•	Directors have complete access to all levels of management and are provided with opportunities to meet with members of management on a regular basis.

•	Annual self-evaluations by the Board of Directors, and each committee thereof, to assess their respective performance and ways in which such performance could be improved.

•	No shareholder rights agreement in place, although the Board of Directors may, subject to its fiduciary duties under applicable law, choose to implement a new shareholder rights plan in the future.

Board of Directors

Director Independence
Under NYSE listing standards, the Board of Directors is required to determine annually which of its directors are independent based on the absence of any direct or indirect material relationship between the Company and the director. To evaluate the materiality of any such relationship, the Board has adopted categorical independence standards consistent with the NYSE listing standards. In addition, the Board has adopted the following categorical standards, contained in the Rogers Corporation Corporate Governance Guidelines, which identify certain relationships deemed by the Board to be immaterial provided that they satisfy the criteria below:

•
If a Rogers’ director receives direct or indirect annual compensation or other benefits (other than board and committee fees) from Rogers, the amount of such compensation must not exceed $30,000. (This immateriality standard is not applicable to Audit Committee members, who may not accept any consulting, advisory or other compensatory fee from Rogers.);

•
If a Rogers’ director is an executive officer of another company that does business with Rogers, that company’s annual sales to, or purchases from, Rogers must be less than 1% of the revenues of that company;

•
If a Rogers’ director is an executive officer of another company which is indebted to Rogers, or to which Rogers is indebted, the total amount of either company’s indebtedness to the other must be less than 1% of the total consolidated assets of the company for which he or she serves as an executive officer; and

•
If a Rogers’ director serves as an officer, director or trustee of a charitable organization, Rogers’ discretionary charitable contributions to the organization must be less than 1% of that organization’s total annual charitable receipts. (Rogers’ matching of employee charitable contributions will not be included in the calculation of the amount of Rogers’ contributions for this purpose.)

The Board of Directors has determined that all of the current directors other than Mr. Hoechner due to his position as President and Chief Executive Officer, satisfy these standards and do not have any direct or indirect material relationship with Rogers.

Board Leadership Structure
The Company’s bylaws provide that unless otherwise provided by the directors, the CEO will preside, when present, at all meetings of shareholders and (unless a chairman of the Board of Directors has been appointed and is present) of the directors. If a chairman of the Board of Directors is appointed, he or she will preside at all meetings of the Board of Directors at which he or she is present. Currently, there is no chairman of the Board. For approximately twenty years the Board has selected only recently retired, or soon to be retired, Presidents and CEOs of the Company to serve in this capacity. Accordingly, our President and CEO, Bruce Hoechner presides over meetings of our Board of Directors and shareholders.
Additionally, we currently have an independent Lead Director whose responsibilities include calling meetings of independent directors, presiding at executive sessions of the non-management directors, and, if not all non-management directors are independent directors, at meetings of the independent directors, providing periodic feedback to the CEO, reviewing board agendas and being a person whom shareholders can contact should they wish to communicate with the Board. Other independent directors also provide input for board agendas. Our non-management directors hold executive sessions without management present as frequently as they deem appropriate, and generally such an executive session is held at each in-person, regularly scheduled board meeting. The Board currently has three standing committees: (1) Audit, (2) Compensation and Organization, and (3) Nominating and Governance. Each of these committees is comprised solely of independent directors, with each of the three committees having a separate chairperson who participates in the development of committee agendas.
We believe that this leadership structure has worked well for the Company. This structure creates an environment in which there are candid disclosures by management about the Company’s performance and a culture in which directors can regularly engage management and each other in active and meaningful discussions about various corporate matters. The Board periodically reviews its leadership structure and developments in the area of corporate governance to ensure that this approach continues to strike the appropriate balance for the Company and our shareholders.

Board Diversity
As set forth in its Corporate Governance Guidelines, Rogers endeavors to have a Board with diverse experience at policy-making and strategic-planning levels in business and in other areas that are relevant to the Company’s activities. The Nominating and Governance Committee does not have a formal policy with respect to diversity in identifying or selecting nominees for Rogers’ Board, but in evaluating nominees, the committee assesses the background of each candidate in a number of different ways, including how the individual’s qualifications complement, strengthen and enhance those of existing board members as well as the future needs of the Board.

The Board’s Role in Risk Oversight
The Board has an active role as a whole, and also at the committee level, in overseeing management of the Company’s risks. The entire Board receives regular reports from management concerning areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic risks. Although the Board as a whole is responsible for overseeing the Company’s risk management, each Board committee is responsible for evaluating the risks associated with its area of responsibility and making recommendations to the Board related to the management of those risks.
The Board considers the most significant risks facing the Company and the Company’s general risk management strategy and evaluates risks to be taken by the Company based on the Company’s strategy and the current business environment. While the Board oversees the Company’s risk management, the Company’s senior management is responsible for the day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our Company and that our board leadership structure supports this approach.

Meetings of the Board and Committees
Board of Directors
The Board of Directors held five meetings during 2017. All directors attended at least 75% in the aggregate of the meetings held in 2017 of the Board and the committees on which each such director served during his or her tenure as a Board or committee member. Our Corporate Governance Guidelines provide that all directors are expected to attend the Annual Meeting of Shareholders absent an unavoidable conflict. All of the members of the then current Board attended the 2017 Annual Meeting of Shareholders.
Meetings of Non-Management Directors
The Board holds regularly scheduled sessions for the non-management directors of the Company (all of whom the Board has determined to be independent) without management present. These meetings are presided over by the Lead Director, or, in the absence of the Lead Director, another independent director. The non-management directors may meet without management present at other times as determined by the Lead Director. On May 4, 2017, Mr. Barry was appointed Lead Director for a one-year term, expiring on the date of the 2018 Annual Meeting of Shareholders. Anyone wishing to contact our non-management directors may contact the Lead Director or the non-management directors as a group in writing at Rogers Corporation, 2225 West Chandler Boulevard, Chandler, AZ 85224, Attention: Lead Director.
Committee Membership
The following table illustrates the current membership of each committee and the number of meetings held in 2017:

Name	Audit	Compensation and Organization	Nominating and Governance
Keith L. Barnes(1)		Chair	•
Michael F. Barry(2)	•	•
Bruce D. Hoechner
Carol R. Jensen	•		•
Ganesh Moorthy	•	•
Jeffrey J. Owens(3)	•		•
Helene Simonet	Chair	•
Peter C. Wallace		•	Chair
Number of Meetings in 2017	9	6	5

1)	Mr. Barnes was elected as Chair of the Compensation and Organization Committee on May 4, 2017.

2)	Prior to his election as Lead Director on May 4, 2017, Mr. Barry served as Chair of the Compensation and Organization Committee.

3)	Mr. Owens was appointed to the Board of Directors, the Audit Committee and the Nominating and Governance Committee on August 2, 2017.
Audit Committee
The Audit Committee has been established in accordance with the Exchange Act and related SEC regulations. The Audit Committee’s authority and responsibilities, which are set forth in a written charter adopted by the Board, include oversight of the Company’s financial reporting function, internal audit function and internal controls, selection, evaluation and oversight of the Company’s independent auditor, and assessment and review of compliance, investigations and legal matters. The Board of Directors has determined that each member of the Committee is “independent” in accordance with the NYSE’s listing standards and SEC regulations. In addition, the Board of Directors has also determined that Mr. Barry and Ms. Simonet are “audit committee financial experts” in accordance with SEC regulations and that all of the Audit Committee members are financially literate in accordance with NYSE listing standards.
Compensation and Organization Committee
The Compensation and Organization Committee’s authority and responsibilities, which are set forth in a written charter adopted by the Board, include review and evaluation of the Company’s compensation philosophy, establishment of the compensation of our CEO and other executive officers, oversight with respect to the company’s equity incentive and stock-based plans and material employee benefit plans and review of succession plans for the CEO and other senior leadership positions.
During 2017, the Compensation and Organization Committee was comprised of non-management directors who were each: (i) independent as defined under the NYSE listing standards and as determined by the Board of Directors, (ii) “non-employee directors” for purposes of Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and (iii) “outside directors” for purposes of Section 162(m) of the Internal Revenue Code.

Nominating and Governance Committee
The Nominating and Governance Committee’s authority and responsibilities, which are set forth in a written charter adopted by the Board, include develop and recommend to the Board criteria for board and committee membership, evaluate and present to the Board its determinations with respect to director independence and satisfaction of other requirements, oversee Rogers’ corporate governance policies and practices, develop and recommend to the Board an annual Board and committee evaluation process, and oversee director orientation and training programs.
The Board of Directors has determined that each member of this committee is “independent” in accordance with the NYSE’s listing standards.
The Nominating and Governance Committee leads the search for individuals qualified to become board members and identifies potential directors from several sources, including executive search firms retained by the committee, incumbent directors, management, and shareholders. See “Shareholder Proposals and Other Shareholder Business at the 2019 Annual Meeting of Shareholders” for additional information regarding shareholder nominations of director candidates.
Director Retirements in 2017
Pursuant to the Company’s retirement policy, William E. Mitchell retired from the Board of Directors when his term expired on May 4, 2017. From October 1, 2008 until his retirement, Mr. Mitchell served on the Audit Committee. During this time, he (i) was found by the Board to have met the independence criteria and to be financially literate in accordance with NYSE listing standards and (ii) was an “audit committee financial expert” in accordance with SEC regulations.
Directors’ Compensation
Directors who are employees of Rogers receive no additional compensation for their services as directors. Accordingly, Mr. Hoechner received no compensation for his service on the Board of Directors during 2017. The Compensation and Organization Committee periodically reviews the Company’s non-management director compensation program, with the assistance of its compensation consultant(s), and makes recommendations to the Board regarding the same. In 2017, the Compensation and Organization Committee recommended that the Board approve certain changes to Rogers’ director compensation program following a review of director compensation at the 27 companies in Rogers’ peer group, as described in “Compensation Discussion & Analysis,” at the companies in Rogers’ historical peer group and described in Rogers’ 2017 proxy statement and at select companies in the S&P Composite 1500 Index with revenues approximating Rogers’ 2016 net sales. To align the Company’s director compensation program more closely with the compensation packages for directors in these groups, the Board determined that, effective from the term beginning at the Annual Meeting, directors would no longer receive meeting fees, the annual cash retainer for each non-employee director would be increased from $40,000 to $65,000 and the fair value of the Deferred Stock Unit Award granted to each non-management director would be increased from $100,000 to $120,000. The Board also approved increases to the annual cash retainers for the Lead Director and committee chairs to align them more closely with market practice. Meeting fees were eliminated as a component of non-management director compensation effective at the 2017 Annual Meeting, as part of the re-alignment of the overall director compensation program described above.

The table below shows the total compensation earned by our non-management directors during 2017. Each component of director compensation is summarized following the table.

Name	Retainer and Fees Earned (1)	Fair Value of Deferred Stock Unit Awards (2)	Total
Keith L. Barnes	$85,000	$120,000	$205,000
Michael F. Barry	$88,000	$120,000	$208,000
Carol R. Jensen	$71,000	$120,000	$191,000
William E. Mitchell (3)	$6,000	$—	$6,000
Ganesh Moorthy	$72,500	$120,000	$192,500
Jeffrey J. Owens (4)	$52,813	$90,000	$142,813
Helene Simonet	$92,750	$120,000	$212,750
Peter C. Wallace	$81,000	$120,000	$201,000

(1)	Includes annual retainer and meeting fees, which is paid in cash. Directors may elect to defer such fees pursuant to a non-qualified deferred compensation plan.

(2)
The fair value of Deferred Stock Unit Awards is the same as the compensation cost reported in Rogers’ financial statements. All Deferred Stock Units awarded to directors are fully vested as of the award date. On May 4, 2017, we granted a Deferred Stock Unit Award for 1,400 units to each non-management director then serving on the Board. The number of Deferred Stock Units was calculated based on the average closing price of the stock over the preceding 30 business days, which was $87.87, and the total was rounded up to the nearest increment of 50 units.

(3)	Mr. Mitchell retired when his term expired on May 4, 2017.

(4)
Mr. Owens was appointed to the Board of Directors on August 2, 2017. Mr. Owens was granted a Deferred Stock Unit Award for 850 units. This figure represents a pro-rata award based upon the date of Mr. Owens appointment. The number of Deferred Stock Units was calculated based on the average closing price of the stock over the preceding 30 business days, which was $112.24, and the total was rounded up to the nearest increment of 50 units.

Annual Retainer
Non-management directors earned an annual retainer of $65,000 in 2017. The Lead Director and any chairperson of a board committee earned an additional annual retainer amount in 2017 as follows: (i) Lead Director - $16,500; (ii) Audit Committee Chairperson - $20,000; (iii) Compensation and Organization Committee Chairperson - $15,000; (iv) Nominating and Governance Committee Chairperson - $10,000. The annual retainer for non-management directors and committee chairpersons is pro-rated for directors who serve for only a portion of the year and is paid quarterly in advance.
Meeting Fees
Prior to the 2017 Annual Meeting, directors received $1,500 for each in-person board meeting attended. Committee chairpersons received $1,500 for each in-person committee meeting attended and other committee members received $1,000 for each in-person committee meeting attended. Fees for telephonic meetings were reduced by 50%.
Deferred Stock Unit Awards
Deferred Stock Unit Awards were granted to non-management directors as set forth in the table above. These awards were fully vested on the grant date. The stock subject to these awards is scheduled to be issued on the 13-month anniversary of the grant date unless the director elects to defer the receipt of these shares.
2018 Director Compensation
The Compensation and Organization Committee periodically reviews the Company’s non-management director compensation program with the assistance of Compensia, Inc., its compensation consultant, and makes recommendations to the Board. Following a review of director compensation, the Compensation and Organization Committee recommended, and the Board approved, the following changes to Rogers’ director compensation program in 2018, effective for the term beginning at the Annual Meeting: the fair value of the deferred stock unit award granted to each non-management director would be increased from $120,000 to $140,000, and members of each committee (other than the committee chairs) would receive annual retainers as follows: (i) Audit Committee - $7,500, (ii) Compensation and Organization Committee - $5,000, and (iii) Nominating and Governance Committee - $3,750. These changes follow adjustments made in 2017 to align the Company’s director compensation program more closely with the compensation packages for directors in its peer groups.

Perquisites and Reimbursable Expenses
Rogers does not provide its non-management directors with any perquisites. Rogers does reimburse its directors for expenses associated with attending any board or committee meetings and attending certain other meetings in their capacity as board or committee members. The Board of Directors established a Directors’ Education and Training Allowance Policy to provide reimbursement of up to $10,000 during any two-year period to non-management directors for the reasonable costs to attend education and training programs, as well as membership fees in any appropriate professional organizations, in all such cases reflective of the director’s duties to the Board, the director’s background and experience, and developments relevant to corporate governance and to the Company’s operations.
Director Stock Ownership Guidelines
The Company’s Corporate Governance Guidelines provide that a non-management director’s ownership of Company stock should be equal to at least five times the director’s base annual retainer by the fifth anniversary of the first annual meeting of shareholders after such person becomes a non-management director. As of March 7, 2018, all of our directors except Mr. Barnes, who joined the Board of Directors in late 2015 and Mr. Owens, who joined the Board in August 2017, held shares exceeding these ownership guidelines.
Management directors are subject to the stock ownership guidelines applicable to executive officers, which are discussed in “2017 Compensation - Share Ownership and Retention Guidelines; Prohibition on Hedging, Margining and Pledging” on page 25.

Audit Committee Report
The Audit Committee oversees and monitors the Company’s financial reporting process and systems of internal accounting and financial controls on behalf of the Board of Directors. In fulfilling these responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2017 (the “2017 Form 10-K”). The Audit Committee discussed with PwC, Rogers’ independent registered public accounting firm, the matters required to be discussed with the independent registered public accounting firm under generally accepted auditing standards including Auditing Standard No. 1301. In addition, the Audit Committee has received the written disclosures and the letter from PwC required by the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, and has discussed its independence with PwC.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, the inclusion of the audited financial statements in the 2017 Form 10-K for filing with the Securities and Exchange Commission.
The Audit Committee’s responsibility is one of oversight, and it recognizes that management is responsible for preparing the Company’s financial statements and that the Company’s independent registered public accounting firm is responsible for auditing those financial statements. Consequently, in carrying out its oversight responsibilities, the Audit Committee is not providing any expert or special assurance as to the Company’s financial statements or any professional certification as to the work of the Company’s independent registered public accounting firm. In giving its recommendation to the Board, the Audit Committee has relied on (i) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States, and (ii) the report of the Company’s independent registered public accounting firm with respect to such financial statements.

Audit Committee:	Helene Simonet, Chairperson
Michael F. Barry, Member
Carol R. Jensen, Member
Ganesh Moorthy, Member
Jeffrey J. Owens, Member

Compensation Discussion and Analysis
Overview of Business and Results
Rogers Corporation designs, develops, manufactures and sells high-quality and high-reliability engineered materials and components for mission critical applications. We operate principally three strategic operating segments: Advanced Connectivity Solutions (“ACS”), Elastomeric Material Solutions (“EMS”) and Power Electronics Solutions (“PES”). We have a history of innovation and have established Innovation Centers for our leading research and development activities in Chandler, Arizona, Burlington, Massachusetts, Eschenbach, Germany and Suzhou, China. We are headquartered in Chandler, Arizona.
Our growth strategy is based upon the following principles: (1) market-driven organization, (2) innovation leadership, (3) synergistic mergers and acquisitions, and (4) operational excellence. As a market-driven organization, we are focused on growth drivers, including advanced mobility and advanced connectivity. More specifically, the key trends and markets that affect our business include the increased use of advanced driver assistance systems, and adoption of electric and hybrid electric vehicles and new technology adoption in the telecom industry, including next generation wireless infrastructure. In addition to our focus on advanced mobility and advanced connectivity, we sell into a variety of other end markets including renewable energy, aerospace and defense and diverse general industrial applications.
In 2017 as compared to 2016, our net sales increased 25.1% to $821.0 million, gross margin increased 79 basis points to 38.8%, operating margin increased 315 basis points to 15.9% and operating income increased 56.0% to $130.8 million.
The ACS operating segment is comprised of high frequency circuit material products used for making circuitry that receives, processes and transmits high frequency communications signals, in a wide variety of markets and applications, including wireless communications, automotive, high reliability, wired infrastructure, aerospace and defense, and consumer applications, among others.
Net sales in this segment increased by 8.4% in 2017 compared to 2016. The increase in net sales is primarily driven by end market demand in automotive radar applications 48.3%, consumer electronics 38.3%, and aerospace and defense 8.8%, partially offset by lower demand in wireless infrastructure applications 5.0% and satellite TV dish applications 14.3%. Net sales were unfavorably impacted by 0.4% due to currency fluctuations, primarily as a result of the depreciation in value of the Renminbi relative to the U.S. dollar.
The EMS operating segment is comprised of polyurethane and silicone foam products, which are sold into a wide variety of applications and markets, including general industrial, portable electronics, automotive, mass transit and consumer applications. In November 2016, we completed the acquisition of DeWAL, a leading manufacturer of polytetrafluoroethylene, ultra-high molecular weight polyethylene films, pressure sensitive tapes and specialty products for the industrial, aerospace, automotive, and electronics markets. In January 2017, we acquired the principal operating assets of DSP, a custom silicone product development and manufacturing business, serving a wide range of high reliability applications. The integration of DeWAL and DSP into our EMS operating segment has enabled us to extend the product portfolio and technology capabilities with complementary high-end, high performance elastomeric materials.
Net sales in this segment increased 53.9% in 2017 compared to 2016. The increase in net sales was primarily driven by the acquisitions of DeWAL and DSP 38.8%, as well as an increase in organic net sales 15.1%. EMS experienced higher end-market demand in core markets including automotive 28.0%, mass transit 23.5%, portable electronics 22.6%, general industrial 13.6% and consumer products applications 8.1%. Net sales were unfavorably impacted by 0.4% due to currency fluctuations, primarily as a result of the depreciation in value of the Renminbi relative to the U.S. dollar, partially offset by the appreciation in value of the Korean Won and Euro relative to the U.S. dollar.
The PES operating segment is comprised of two product lines - curamik® direct-bonded copper (“DBC”) substrates that are used primarily in the design of intelligent power management devices, such as IGBT (insulated gate bipolar transistor) modules that enable a wide range of products including highly efficient industrial motor drives, wind and solar energy converters and electrical systems in automobiles, and ROLINX® busbars that are used primarily in power distribution systems products in electric and hybrid electric vehicles and clean technology applications.
Net sales in this segment increased 21.4% in 2017 compared to 2016. The increase in net sales was driven by higher demand for laser diode cooler applications 44.6%, renewable energy 40.3%, mass transit 23.4%, electric and hybrid electric vehicles 18.5% and variable frequency motor drives 10.3%. Net sales were favorably impacted by 0.8% due to currency fluctuations primarily as a result of the appreciation in value of the Euro relative to the U.S. dollar, partially offset by the depreciation in value of the Renminbi relative to the U.S. dollar.
Key Compensation Actions and Decisions
At our 2017 Annual Meeting of Shareholders, approximately 97% of the shares voted were voted in favor of our 2017 NEO compensation package. Accordingly, in 2017, we maintained our commitment to the use of at-risk compensation (awards under our Long-Term Incentive Program (“LTIP”) and Annual Incentive Compensation Plan (“AICP”)) and to pay for performance, compensation transparency, and the pursuit of pay practices competitive with those of our peers:

•
We review the target compensation under our LTIP on a regular basis. The CEO and other NEOs did receive an increase their base pay following a year in which they did not receive pay increases. Additionally, Ms. Stipp’s AICP target was increased to bring it more in line with market practices. At-risk compensation made up approximately 80% of our CEO’s target compensation in 2017, up from approximately 77% in 2016. For our remaining NEOs, at-risk compensation in 2017 made up approximately 62% of their target compensation, on average, down from approximately 63% in 2016.

•
Performance-based pay made up approximately 50% of our CEO’s target compensation in 2016 compared to 56% in 2017, and made up approximately 42% of target compensation for our remaining NEOs in both 2016 and 2017.

•
In 2017, we continued to employ multiple performance measures to balance short- and long-term objectives. With respect to longer-term incentives, we (continued the practice of granting performance-based restricted stock units (“RSUs”) tied to the Company’s three-year total shareholder return (“TSR”).

•	We maintained an equity-based compensation structure with multi-year vesting periods to drive long-term shareholder value creation.

Our Approach to Compensation and our Decision Making Process
The Compensation and Organization Committee (the “Committee” for purposes of this section) began its consideration of 2017 executive compensation by evaluating our compensation philosophy. The Committee affirmed our existing philosophy, indicating that our approach to compensation is fundamentally defined by our objective to efficiently recruit, retain and motivate the right executives to achieve outstanding business performance and shareholder value. Specifically, the Committee seeks to provide competitive base pay for our NEOs, and to leverage short-term and long-term variable compensation in line with performance to appropriately reward our NEOs for the value they create. To achieve these goals, we seek to provide opportunity for our executive officers and other senior managers to earn compensation that is competitive with other technology companies of comparable size, global reach and complexity. In addition, we strongly emphasize a culture of pay for performance in order to provide incentives and accountability for our executive officers and other senior managers in working toward the achievement of our strategic and operational objectives. Accordingly, the Committee considers market compensation (overall and by element), Company performance and individual performance, along with cost reasonableness in establishing executive compensation.
Role of Management
The Committee, in making any and all executive compensation decisions, solicits input from management as appropriate with respect to individual and Company performance. The Committee receives recommendations and evaluations with respect to NEO compensation and performance from Mr. Hoechner (other than with respect to his own compensation). While Mr. Hoechner does not make a recommendation to the Committee with respect to his own compensation, he provides the Committee with a summary of his annual performance. The Committee considers this assessment in conjunction with materials provided by the Company’s Chief Human Resource Officer regarding Mr. Hoechner’s performance and recommended compensation. The Committee evaluates this input as well as the input of its compensation consultant as it independently makes its assessments and compensation decisions.
Role of Compensation Consultants
The Committee is authorized to select and retain its own independent compensation consultant. In early 2017, the Compensation Committee engaged a new compensation consultant, Compensia, Inc. (“Compensia” or “Consultant”), to conduct a comprehensive assessment of our executive pay programs and levels. The Compensation Committee conducted an evaluation of Compensia and concluded that its engagement did not raise any conflicts of interest. Since its engagement, Compensia has advised the Compensation Committee on evolving best pay practices and pay ratio disclosure and provided benchmarking data and recommendations on executive officer compensation. Prior to engaging Compensia, the Compensation Committee had engaged Pay Governance as its independent compensation consultant, and Pay Governance provided recommendations in late 2016 and early 2017 regarding NEO peer groups and 2017 base salary and target compensation for NEOs. The Consultant did not provide any services to the Company and was not paid for services to the Company other than for those related to work for the Committee during 2017. The Committee annually reviews the independence of the Consultant as part of its standard governance practices and has determined that the Consultant is independent.
Use of Peer Group Data
The Committee's use of peer group data demonstrates our focus on efficient recruitment and retention of executives who will drive our business performance and enhance shareholder value at a reasonable cost, while maintaining a competitive position. The Committee regularly reviews the peer groups it uses to establish NEO compensation.
When establishing 2017 NEO compensation, the Committee, in consultation with Pay Governance, considered compensation data from the 2015 and 2016 proxy statements of a peer group of 27 public technology companies that had participated in the Radford Global Technology Survey in 2015. The companies comprising the peer group are listed below. The Committee evaluated compensation data from this peer group in 2016 and concluded that its continued consideration in 2017, with slight cost-of-living adjustments, was useful in evaluating trends in overall NEO compensation and NEO compensation by element.

2017 NEO Compensation Peer Group
Adtran Inc.	Advanced Energy Industries, Inc.	Arris Group Inc.	Arris Group Inc.	Benchmark Electronics Inc.
Brooks Automation Inc.	Cabot Microelectronics Corporation	Cirrus Logic Inc.	Coherent Inc.	Diodes Inc.
Electronics for Imaging, Inc.	Entegris, Inc.	FEI Company	Harmonic Inc.	Intersil Corporation
Ixia	Littelfuse Inc.	Mercury Computer Systems Inc.	Micrel Inc.	Microsemi Corporation
MKS Instruments Inc.	Netgear Inc.	OSI Systems Inc.	Plexus Corporation	Power Integrations Inc.
QLogic Corporation	Semtech Corp.
Specifically, the Committee considered this peer group data when establishing the overall compensation package for our NEOs and each element of compensation within that package for 2017 and, as part of that process, evaluating total target cash compensation for each NEO (defined as base salary and target payments under our AICP) and total target direct compensation for each NEO (defined as base salary and target payments under our AICP and LTIP). In general, the Committee aims to set overall executive compensation, as well as each element of executive compensation, for each NEO around the median of this data, with variations in each compensation element to account for tenure, experience, performance, responsibilities and expected contribution.
2017 Compensation
Compensation Mix
The Committee believes that executive compensation should include a competitive combination of base salary, annual incentive compensation and long-term incentive compensation that emphasizes performance and balances shorter-term results with execution of longer-term strategic initiatives. The target compensation mix for 2017 for Mr. Hoechner, our CEO, consisted of approximately 80% at-risk compensation, up from approximately 77% in 2016. Target compensation mix on average for our other NEOs for 2017 consisted of approximately 62% at-risk compensation, down from approximately 63% in 2016. The charts below illustrate the target pay mix for our CEO and our other NEOs for 2017:
.

Base Salary
Base salary is the compensation we provide to our executives for their qualification, experience, and regular contribution to the business. Our goal is to ensure that business decisions are in the hands of executives with proven track records, and our ability to efficiently recruit, retain and motivate such talented people depends in part on competitive base salaries. Adjustments or changes to base salary in a given year are dependent upon many factors, including an executive’s tenure, internal equity across the executive team based on individual roles and contributions, market trends, and general affordability based on business results. Base salary is generally subject to annual review, unless circumstances dictate otherwise. Generally speaking, any salary adjustments are effective at the beginning of the second quarter of the year and take into account the Company’s prior year performance.
In 2017, the Committee began its assessment of NEO base salaries with an analysis of base salary relative to the peer group discussed above and aimed to set NEO base salaries around the median of this market compensation. The CEO and other NEO base salaries were not increased during 2016, which the Committee considered when assessing base salaries for 2017. The Committee concluded that 2017 NEO base salaries should increase to reflect these market trends.

NEO	2016 Salary	2017 Salary	Salary % Increase for 2017
Bruce D. Hoechner	$625,000	$660,000	5.6%
Janice E. Stipp	$400,000	$415,000	3.8%
Jay B. Knoll	$350,000	$365,000	4.3%
Robert C. Daigle	$345,000	$356,000	3.2%
Helen Zhang	$340,700	$355,700	4.4%
Annual Incentive Compensation Plan
Our AICP is intended to compensate executives for their annual contributions to the Company’s performance.  Consistent with the terms of the AICP, the Committee established a performance goal (the achievement of positive operating income, where operating income is adjusted to exclude restructuring and other non-recurring charges and gains, gains and losses on foreign currency transactions, and the effects of accounting changes and certain tax adjustments) and target and maximum potential payouts early in 2017. The Committee used the peer group data described above when evaluating the target and maximum potential AICP awards for the NEOs in 2017. The Committee concluded that, with the exception of Ms. Stipp, the base salary percentages (which determine target payouts) for all NEOs should remain the same as in 2016. Ms. Stipp’s AICP target was increased from 50% to 65%.

NEO	2017 Base Salary	Base Salary Percentage	2017 Target Payout	2017 Maximum Payout
Bruce D. Hoechner	$660,000	100%	$660,000	$2,500,000
Janice E. Stipp	$415,000	65%	$269,750	$750,000
Jay B. Knoll	$365,000	50%	$182,500	$500,000
Robert C. Daigle	$356,000	50%	$178,000	$500,000
Helen Zhang	$355,700	50%	$177,850	$500,000
Following the end of 2017, the Committee determined that the Company had generated positive annual operating income, thereby satisfying the performance goal. To assist in making decisions as to when, and to what extent, to exercise negative discretion to reduce awards otherwise payable under the AICP, the Committee then looked to each NEO’s achievement with respect to certain previously identified corporate/business unit and individual performance metrics.
The Committee considered the following corporate performance metrics in its analysis (dollars in millions):

Performance Metric (1)	Threshold Performance (25% target payout)	Target Performance (100% target payout)	Maximum Performance (200% target payout)	Actual Performance
Net sales	$596.5	$745.6	$894.7	$807.9
Operating income	$88.2	$110.2	$132.2	$137.3
(1) The Committee excluded the following charges and gains which the Committee believes will result in long term benefits to the Company: (i) relocation charges of the Company’s headquarters and (ii) acquisition and integration costs related to the Diversified Silicone Products, Inc. and DeWAL acquisitions. The Committee also excluded certain currency adjustments, asbestos end of life incremental liability, impairment of SBE, Inc. and BrightVolt investments and the net gains Belgium land and building sales.

With respect to Messrs. Hoechner, Knoll and Daigle and Ms. Stipp, each corporate performance metric was assigned a 40% weight. With respect to Ms. Zhang, each corporate performance metric was assigned a 10% weight. Because Ms. Zhang is responsible for the PES business segment, the Committee also considered net sales and operating income for PES, each given a 30% weight, when determining her actual AICP payout. The Company believes publication of these business unit metrics would cause it competitive harm. While the specific performance targets for PES are confidential, the Committee believes these net sales and operating income metrics were reasonably difficult to achieve. In 2017, PES fell between target and maximum performance with respect to net sales and operating income.
In addition to the corporate/business unit metrics discussed above, the Committee assigned a 20% weight to achievement of annual individual performance metrics (“MBOs”) by each NEO. Mr. Hoechner established the MBOs for each NEO other than himself following consultation with the NEOs in early 2017. The Committee established Mr. Hoechner’s MBOs following consultation with Mr. Hoechner. The MBOs for the NEOs related to both quantitative performance objectives such as achievement of the annual financial plan and sales, operating efficiencies, and safety goals, and qualitative performance objectives such as updating the corporate/business unit growth strategy, expanding the Company’s research and development pipeline and streamlining the Company’s financial reporting process. Mr. Hoechner evaluated the performance of each NEO other than himself against his or her MBOs and provided his evaluation to the Committee. The Committee evaluated Mr. Hoechner’s performance following discussions with Mr. Hoechner and then making its own assessment of Mr. Hoechner’s performance against his MBOs.
Following consideration of each NEO’s achievement of the performance metrics discussed above, the Committee awarded the following AICP payouts to the NEOs:

NEO	Actual AICP payout
Bruce D. Hoechner	$1,054,680
Janice E. Stipp	$416,648
Robert C. Daigle	$282,144
Jay B. Knoll	$282,760
Helen Zhang	$301,516
Long-Term Incentive Compensation
Our LTIP is intended to compensate executives for their long-term contributions to Company performance, based upon metrics that closely align with long-term shareholder value. For our NEOs, we use a combination of time- and performance-based RSUs to balance retention and attainment of financial and operational goals. The Committee believes that such long-term incentive compensation aligns the interests of our NEOs with the interests of our shareholders.

In early 2017, Mr. Hoechner recommended to the Committee the target total dollar value of the 2017 long-term incentive award for each then-serving NEO other than himself. The Committee considered this recommendation, data from relevant peer groups and input from the Pay Governance regarding median market compensation, in establishing the target-long term incentive award values below. The Committee concluded that an increase in the total LTIP award for each NEO was appropriate to bring target direct compensation for all NEOs closer to the market median.

NEO	Target Total LTIP Award	Performance-Based RSUs	Time-Based RSUs
Bruce D. Hoechner	$2,000,000	$1,200,000	$800,000
Janice E. Stipp	$700,000	$350,000	$350,000
Robert C. Daigle	$450,000	$225,000	$225,000
Jay B. Knoll	$410,000	$205,000	$205,000
Helen Zhang	$450,000	$225,000	$225,000

Additional information regarding the equity awards provided to our NEOs during 2017, including, where applicable, the number of target and maximum number of shares, is set forth in both the “Grants of Plan Based Awards for Fiscal Year 2017” table on page 28, and the “Outstanding Equity Awards at End of Fiscal Year 2017” table on page 29.
Performance-Based RSUs
Performance-based RSUs are settled in shares after a three-year performance period. The number of shares delivered under performance-based RSUs can range from zero to 200% of the units initially awarded, depending on performance, and delivery generally requires employment throughout the three-year performance period. There are up to three outstanding performance-based RSU awards at any time. Performance for RSUs awarded in 2015 is tied to the Company’s three-year TSR performance (60% weighting) and three-year return on invested capital (“ROIC”) (40% weighting), each relative to the performance of the Index (as defined below). In 2016, the Committee concluded that performance tied solely to the Company’s three-year TSR performance relative to the Index (as defined below) was appropriate given (i) the Company’s strategic focus on synergistic acquisition opportunities and (ii) the Committee’s focus on the selection of challenging performance metrics subject to efficient assessment at the end of a performance period. The three-year performance period for awards granted in 2015 (based on both TSR and ROIC performance) was completed in 2017.
At the end of the performance period, the Committee compared the relevant performance measure(s) to those of a specified group of peer companies selected by the Committee from within Standard and Poor’s Semiconductor/Semiconductor Equipment group and the Technology Hardware/Equipment Industry group at the time that each grant is made (the “Index”). The Committee believes that the Index is an appropriate group against which to measure the Company’s performance with respect to the relevant performance metric(s). The Committee excludes from the Index any companies that cease to publicly reported financial statement data to the SEC at any time during the performance period from the calculation of the performance measures.
Measuring TSR performance

•
TSR performance is calculated for the Company and all companies in the Index by comparing the relevant company’s average daily closing stock price for a specified period prior to the start of the performance period to its average daily closing stock price for the corresponding period immediately preceding the end of the performance period. The calculation reflects adjustments for stock splits, reverse stock splits and similar extraordinary events that occur during the performance period. For performance-based awards granted in 2015, the calculation disregards regular cash dividends, while performance-based awards granted in 2016 and 2017 will reflect cash dividends paid during the performance period.

•
Vesting at the end of the applicable three-year performance period is based on the Company’s TSR performance ranked against the TSR performance of the companies in the Index. The amount vested, if any, is established on a straight-line basis based on the table set forth below.

Measuring ROIC performance (for 2015 grants for which the performance period ended in 2017)

•
ROIC performance is calculated for the Company and all companies in the Index by computing the three-year average of annual ROIC, defined as earnings before interest and taxes as a percentage of annual invested capital, for the performance period. The calculation disregards certain non-recurring items to the extent recognized in company financial statements: (i) any loss or gain resulting from the early extinguishment of debt, (ii) the cumulative effect of a change in accounting principles, (iii) write offs related to fresh start accounting adjustments or (iv) extraordinary items under GAAP.

•
Vesting at the end of the applicable three-year performance period is based on the Company’s ROIC performance ranked against the ROIC performance of the companies in the Index. The amount vested, if any, is established on a straight-line basis based on the table below.

Company Relative TSR or ROIC Performance	Payout Percentage for TSR Performance	Payout Percentage for ROIC Performance
25%	0% (threshold)	0% (threshold)
30%	20%	20%
35%	40%	40%
40%	60%	60%
45%	80%	80%
50%	100% (target)	100% (target)
55%	120%	120%
60%	140%	140%
65%	160%	160%
70%	180%	180%
75%	200% (maximum)	200% (maximum)
With respect to the TSR and ROIC measures, the performance goals are designed to be appropriately challenging, and there is a risk that the performance-based RSUs will not vest or will vest at less than 100% of target.
Following the end of the 2015-2017 performance period, the Committee reviewed calculations of the Company’s relative TSR and ROIC performance prepared by Compensia. Following this review, the Committee determined that the payout percentage for TSR performance was 200% and for ROIC performance was 200%. Multiplying these performance percentages by their respective ratings, the Committee concluded that the NEOs had earned 200% of the target number of shares under these awards.
Time-Based RSUs
The Committee uses time-based RSUs to provide a long-term incentive vehicle that emphasizes retention. Annual time-based RSUs granted to our NEOs are generally subject to three-year ratable vesting and require executives to remain continuously employed by the Company through the applicable vesting dates. See “Potential Payments on Termination or Change in Control” beginning on page 32 for information about the limited circumstances in which these awards could be subject to accelerated vesting. The value of time-based RSUs ultimately earned is tied to the price of the Company’s capital stock following the vesting period, and the Committee believes the awards align NEO interests with long-term shareholder interests. As noted above at the outset of this section, the Committee granted time-based RSUs to the NEOs during 2017. In addition, a ratable portion of awards made in 2015 and 2016 vested during the year.
Other Benefits
We also provide our NEOs with the following additional benefits:

•	Section 401(k) and health and welfare benefits on substantially the same terms and conditions as they are provided to most of our other employees;

•	A non-qualified funded deferred compensation plan that allows executives to defer salary and bonus and receive matching contributions on deferred amounts in a cost effective tax-advantaged basis;

•
Severance and change-in-control protection to increase retention and mitigate potential conflicts of interest when NEOs perform their duties in connection with a potential change in control transaction; and

•	Physicals as part of an annual executive physical program.
Among our NEOs, only Mr. Daigle is eligible for pension benefits, as described further on page 30.
In addition, the Company reimbursed its NEOs for relocation expenses incurred during 2017, when the Company relocated its headquarters to Arizona and provided Ms. Zhang with an allowance for housing and travel (including an automobile), an element of compensation commonly provided by international companies operating in China.
Share Ownership and Retention Guidelines; Prohibition on Hedging, Margining and Pledging
Share ownership and retention guidelines help to foster a focus on long-term growth. The Committee amended the Company’s share ownership guidelines during 2017 as follows: CEO stock ownership should reach three times base salary within five years (previously seven years) of service as CEO, while NEOs other than the CEO are expected to own Company stock valued at least two times base salary no later than the completion of five years (previously ten years) of service as an executive officer. The revised guidelines further provide that NEOs will have an additional three years to comply with the guidelines to the extent any revisions thereto make the guidelines more difficult to satisfy. As of March 2018, Messrs. Hoechner and Daigle held Company shares exceeding these stock ownership guidelines. Mr. Knoll, who joined the Company in late 2014, Ms. Stipp, who joined the Company in late 2015, and Ms. Zhang, who received her first equity award in 2014 when the Company began granting such awards in China, are making progress towards meeting our stock ownership guidelines.

The Company’s Insider Trading Policy prohibits executive officers (as well as directors) from engaging in hedging or margin transactions involving the Company’s stock.
Risk Considerations Related to Compensation
The Committee does not believe that our compensation programs encourage risks that are reasonably likely to have a material adverse effect on the Company. This belief is based on the following:

•	Our compensation philosophy and strategy are reviewed by the Committee on an annual basis to ensure they align with and support our business strategy.

•
At-risk pay comprises a substantial majority of our executive compensation, with company, business unit and individual performance having a meaningful effect on payouts to our NEOs. In connection therewith, performance of the CEO and the other NEOs is evaluated by the Committee each year.

•	Equity awards for executives vest over a three-year period, which discourages undue short-term risk taking.

•	Equity represents a majority of our executive compensation, and payouts with respect to at least 50% of our equity awards are contingent on Company performance.

•	Our equity ownership guidelines encourage a long-term perspective by our executives.

•	Our Committee engages an independent compensation consultant.

•	The Committee has negative discretion to lower compensation plan payouts.

•
We have a compensation recovery policy in place to recover any compensation earned by or paid to an executive officer from any financial result or operating objective that was impacted by the officer’s misconduct.

Compensation and Organization Committee Interlocks and Insider Participation
None of the Compensation and Organization Committee members:

•	Has ever been an officer or employee of the Company;

•	Is or has been a participant in a related party transaction with the Company (see “Related Party Transactions” for a description of our policy on related party transactions); or

•	Has any other interlocking relationships requiring disclosure under applicable SEC rules.

Compensation and Organization Committee Report
The Compensation and Organization Committee of the Board of Directors of Rogers Corporation reviewed and discussed this Compensation Discussion and Analysis set forth above with management, and based upon such review and discussion, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

March 9, 2018
Members of the Compensation and Organization Committee

Keith L. Barnes, Chairperson
Michael F. Barry, Member
Ganesh Moorthy, Member
Helene Simonet, Member
Peter C. Wallace, Member

Summary Compensation Table
The following table sets forth summary information concerning compensation paid or accrued for services rendered to the Company by the following executive officers during the year ended December 31, 2017: (i) the Company’s President and CEO, (ii) the Company’s CFO, and (iii) the three other most highly compensated executive officers who were serving as executive officers at the end of fiscal year.

	Years			Sign-on Bonus	Stock Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation
Name and Principal Position	Covered	Salary		(1)	(2)		(3)	(4)	Total
Bruce D. Hoechner	2017	$651,923		$—	$2,021,723	$1,054,680	$—	$78,851	$3,807,177
President and	2016	$625,000		$—	$1,515,464	$684,000	$—	$38,182	$2,862,646
Chief Executive Officer	2015	$619,231		$—	$1,470,405	$130,000	$—	$78,072	$2,297,708

Janice E. Stipp	2017	$411,539		$—	$707,204	$416,648	$—	$43,237	$1,578,628
Sr. VP Finance,	2016	$400,000		$—	$420,838	$224,880	$—	$23,013	$1,068,731
Chief Financial Officer	2015	$53,846		$50,000	$400,218	$—	$—	$2,946	$507,010
and Treasurer

Robert C. Daigle	2017	$353,462		$—	$455,487	$282,144	$120,095	$95,291	$1,306,479
Sr. VP and Chief	2016	$345,000		$—	$420,838	$193,584	$12,036	$19,555	$991,013
Technology Officer	2015	$341,885		$—	$409,785	$40,000	$158,681	$37,977	$988,328

Jay B. Knoll	2017	$361,539		$—	$415,532	$282,760	$—	$29,194	$1,089,025
Sr. VP Corporate Development	2016	$350,000		$—	$362,636	$190,520	$—	$60,201	$963,357
General Counsel and Secretary

Helen Zhang	2017	$320,928	(5)	$—	$455,487	$301,516	$—	$108,523	$1,186,454
Sr. VP PES and	2016	$323,222	(5)	$—	$405,076	$158,181	$—	$117,370	$1,003,849
President Rogers Asia (6)	2015	$327,350	(5)	$—	$357,558	$20,000	$—	$110,850	$815,758

(1)	Ms. Stipp was paid a sign-on bonus when she joined the Company in November 2015.

(2)
Reflects the aggregate grant date fair value of the performance-based RSUs and time-based RSUs granted during each listed year. The grant date fair value of the performance-based RSUs is based on the probable outcome (as of the grant date) of the performance conditions applicable to those grants. For this purpose, the probable outcome was considered to be the compensation cost over the performance period that would have resulted if the Company achieved target performance during the performance period. The performance-based RSUs granted during 2015 had a 200% payout (for a discussion of the performance goals and actual performance that resulted in this payment, see page 29). The grant date fair value of the 2017 performance-based RSUs assuming the highest level of performance achievement would be $2,425,269, $707,204, $455,487, $415,532, and $455,487, respectively, for Mr. Hoechner, Ms. Stipp, Messrs. Daigle and Knoll, and Ms. Zhang. The grant date fair value of the time-based RSUs reported above is based on the closing price of Rogers’ stock on the grant date. The assumptions used to calculate the compensation cost are disclosed in footnote 14 of the Company’s 2016 Form 10-K, footnote [XX] of the Company’s 2017 Form 10-K.

(3)
Reflects the aggregate change in the accumulated present value of each NEO’s accumulated benefit under the Pension Plan and Pension Restoration Plan, and aggregate earnings in the Non-Qualified Deferred Compensation Plan for Key Employees for each listed year. None of the NEOs accrued additional pension benefits in 2017.  Information regarding the calculation of these amounts can be found in the “Pension Benefits at End of Fiscal Year 2017” section beginning on page 30. As explained on page 30, Mses. Stipp and Zhang and Messrs. Hoechner and Knoll are ineligible to participate in the Pension Plan and Pension Restoration Plan.

(4)	Reflects the total amount of All Other Compensation reported in the “All Other Compensation for Fiscal Year 2017” table set forth on page 28.

(5)
Ms. Zhang’s annual salary (as approved by the Committee) was $355,000 for 2017, and $340,700 for 2016 and 2015. The variations to these amounts shown in the table reflect fluctuations in currency exchange rates, timing in accordance with local payment practices, and other factors. Additionally, there was a change in the payroll cycles in China which negatively affected her pay for 2017.

(6)
For 2017 compensation, dollar amounts were determined using 2017 12-month average currency exchange rate of 6.75896 CNY per USD. The same exchange rate has been applied, where applicable, to the remaining compensation tables.

All Other Compensation for Fiscal Year 2017
The following table sets forth aggregate amounts of all other compensation earned by the NEOs or accrued by the Company for the year ended December 31, 2017 on behalf of the NEOs. Rogers does not provide any additional perquisites to its NEOs other than what is reported in the table below. The total amount reflected below is set forth in the “All Other Compensation” column of the “Summary Compensation Table” on page 27.

Name	401(k) Match	Relocation, Housing and Transportation Allowance (1)	Executive Physical	Insurance (2)	Deferred Compensation Company Match (3)	All Other Compensation Total

Bruce D. Hoechner	$12,591	$18,535	$5,281	$2,124	$40,320	$78,851

Janice E. Stipp	$10,222	$—	$6,702	$2,124	$24,189	$43,237

Robert C. Daigle	$9,310	$61,672	$2,615	$2,124	$19,570	$95,291

Jay B. Knoll	$11,408	$9,584	$2,753	$2,124	$3,325	$29,194

Helen Zhang	$—	$62,140	$—	$46,383	$—	$108,523

(1)
The amount paid to Messrs. Hoechner, Daigle and Knoll relates to reimbursement for relocation expenses associated with our headquarters relocation. For Ms. Zhang, this represents the Company’s payment of supplementary Insurance Allowance ($19,234, Supplementary Insurance Allowance Reimbursement ($7,398), other statutory benefits ($16,899) and Other Benefits ($2,852).

(2)	Reflects amounts paid by Rogers for life insurance premiums.

(3)	Reflects Rogers’ matching contributions to the Rogers Corporation Deferred Compensation Plan.

Grants of Plan Based Awards for Fiscal Year 2017
The following table shows all plan-based awards granted to the NEOs during fiscal year 2017. The awards under the AICP are cash awards, and the time-based RSUs and performance-based RSUs are non-cash awards (i.e., equity awards). The equity awards identified in the table below are also reported in the “Outstanding Equity Awards at End of Fiscal Year 2017” table beginning on page 29 and the “Summary Compensation Table” on page 27.

								All other	Grant Date
								Stock Awards:	Fair Value
		Estimated Possible			Estimated Future Payouts			Number of	of Stock
	Grant	Payouts under Non-Equity			under Equity Incentive			Shares of	and Option
Name	Date	Incentive Plan Awards			Plan Awards (Expressed in Shares) (1)			Stock or Units	Awards (2)
		Threshold	Target	Maximum	Threshold	Target	Maximum
Bruce D. Hoechner			$660,000	$2,500,000
	2/9/2017							10,125	$809,089
	2/9/2017				0	15,175	30,350		$1,212,634
Janice E. Stipp			$269,750	$750,000
	2/9/2017							4,425	$353,602
	2/9/2017				0	4,425	8,850		$353,602
Robert C. Diagle			$178,000	$500,000
	2/9/2017							2,850	$227,744
	2/9/2017				0	2,850	5,700		$227,744
Jay B. Knoll			$182,500	$500,000
	2/9/2017							2,600	$207,766
	2/9/2017				0	2,600	5,200		$207,766
Helen Zhang			$177,850	$500,000
	2/9/2017							2,850	$227,744
	2/9/2017				0	2,850	5,700		$227,744

(1)
Represents performance-based RSUs where the actual number of shares to be issued will vary depending upon the Company’s TSR relative to a group of peer companies during the Company’s 2017 through 2019 performance cycle. These peer companies were selected by the Committee at the time of grant.

(2)	Reflects the aggregate grant date fair value for time-based RSUs and performance-based RSUs.

Additional Information Regarding (i) the Summary Compensation Table and (ii) Stock Awards Shown in Grants of Plan-Based Awards for Fiscal Year 2017
Time-Based and Performance-Based RSUs
The Committee converts each NEO’s target long-term incentive award value into a number of target shares using the average closing price per share of Rogers’ capital stock for the 30 trading days prior to the grant date, rounding up to the nearest 25 shares. The share price used in for 2017 LTIP awards was $79.16, based on the average closing price per share of Rogers’ stock for the 30 trading days prior to the February 9, 2017 grant date. RSUs for all non-CEO NEOs are then divided equally between time-based and performance-based RSUs; in 2017, the Committee determined that 60% of Mr. Hoechner’s LTIP award would consist of performance-based RSUs. Each NEO receiving performance-based RSUs may earn up to twice the target award if performance is achieved beyond target levels.
Outstanding Equity Awards at End of Fiscal Year 2017
The following table contains information regarding outstanding equity awards held by the NEOs as of December 31, 2017. Time-based RSUs are reported in the first two columns under the heading “Stock Awards.” Performance-based RSUs are reported under the subheading “Equity Incentive Plan.”

Stock Awards
				Equity Incentive Plan
				Plan Awards:	Plan Awards:
					Market or
				Number of	Payout Value of
		Number of Shares	Market Value of Shares	Unearned shares,	Unearned Shares,
		or Units of Stock	or Units of Stock	Units or Other Rights	Units or Other Rights
Name	Grant Date	That Have Not Vested (1)	That Have Not Vested (2)	That Have Not Vested (3)	That Have Not Vested (2)
Bruce D. Hoechner	2/18/2015	3,050	$493,856
	2/11/2016	11,283	$1,826,943
	2/9/2017	10,125	$1,639,440
	2/11/2016			33,850	$5,480,992
	2/9/2017			30,350	$4,914,272
Janice E. Stipp	11/9/2015	1,300	$210,496
	2/11/2016	3,133	$507,295
	2/9/2017	4,425	$716,496
	2/11/2016			9,400	$1,522,048
	2/9/2017			8,850	$1,432,992
Robert C. Diagle	2/18/2015	850	$137,632
	2/11/2016	3,133	$507,295
	2/9/2017	2,850	$461,472
	2/11/2016			9,400	$1,522,048
	2/9/2017			5,700	$922,944
Jay B. Knoll	2/18/2015	608	$98,447
	2/11/2016	2,700	$437,184
	2/9/2017	2,600	$420,992
	2/11/2016			8,100	$1,311,552
	2/9/2017			5,200	$841,984
Helen Zhang	2/18/2015	742	$120,145
	2/11/2016	3,066	$496,447
	2/9/2017	2,850	$461,472
	2/11/2016			9,200	$1,489,664
	2/9/2017			5,700	$922,944

(1)
Represents 2015, 2016, and 2017 time-based RSUs that vest in equal one-third increments on each of the first three anniversaries of the grant date, provided that the executive is still employed by the Company. For the 2015 and 2016 grants, accelerated pro-rata vesting applies in case of death, disability or termination of employment after attaining at least 60 years of age and completing five years of service and in certain cases, in connection with a Change in Control. See the discussion under “Potential Payments on Termination or Change in Control” beginning on page 32.

(2)	Calculation based on the closing price of the Company’s capital stock of $161.92 per share on December 29, 2017 (the last trading day of the Company’s fiscal year).

(3)
Represents 2015, 2016, and 2017 performance-based RSUs outstanding as of year-end 2017. The disclosed amounts for these grants reflect the maximum possible payout (200%). Except as described in connection with a Change in Control below, payment of shares earned based on performance generally requires that the executive remain employed on the last day of the fiscal year in the relevant performance period.

Option Exercises and Stock Vested for Fiscal Year 2017
The following table sets forth option exercises and time-based and performance-based RSUs for all NEOs that vested during 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized Upon Exercise	Number of Shares Acquired on Vesting	Value Realized Upon Vesting (1)
Bruce D. Hoechner	23,200	$2,231,427	30,817	$4,989,888
Janice E. Stipp	—	$—	10,667	$1,727,200
Robert C. Daigle	13,800	$780,078	8,625	$1,396,560
Helen Zhang	—	$—	6,725 (1)	$1,088,912
Jay B. Knoll	—	$—	5,608	$908,047

(1)
With respect to performance-based RSUs, reflects the shares earned for performance during the 2015-2017 period at the close price of $161.92 of Rogers’ stock on December 29, 2017 the last date of the performance period.

Pension Benefits at End of Fiscal Year 2017
The table below sets forth information regarding the present value as of December 31, 2017 of the accumulated pension benefits of the NEOs. The present values were determined using assumptions consistent with those outlined in footnote 10 of the Company’s 2017 Form 10-K.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During the Last Fiscal Year
Bruce D. Hoechner (1)	Rogers Corporation Pension Plan	—	—	—
	Rogers Corporation Pension Restoration Plan	—	—	—
Janice E. Stipp (1)	Rogers Corporation Pension Plan	—	—	—
	Rogers Corporation Pension Restoration Plan	—	—	—
Robert C. Daigle	Rogers Corporation Pension Plan	25	839,726	—
	Rogers Corporation Pension Restoration Plan	25	175,367	—
Jay B. Knoll (1)	Rogers Corporation Pension Plan	—	—	—
	Rogers Corporation Pension Restoration Plan	—	—	—
Helen Zhang (1)	Rogers Corporation Pension Plan	—	—	—
	Rogers Corporation Pension Restoration Plan	—	—	—

(1)	Salaried employees hired after December 31, 2007 are ineligible to participate in Rogers Corporation’s Pension Plan or Pension Restoration Plan.
Rogers maintains a tax-qualified defined benefit pension plan (the “Pension Plan”) and a non-qualified unfunded pension plan (the “Pension Restoration Plan”) that is primarily designed to restore pension benefits that cannot be provided under the tax-qualified defined benefit pension plan. Benefit accrual under these plans ceased as of June 30, 2013.
A participant may commence payment of early retirement benefits under the Pension Plan at any time after attaining age 55. The early retirement benefit equals the normal retirement benefit reduced by 0.333% for each month (4% per year) that a participant commences benefits before attaining normal retirement age.

A lump sum payment is unavailable under the Pension Plan (except for a single lump sum benefit if the actuarially equivalent value is $5,000 or less). Payment options under the Pension Plan are as follows:

•	Single life annuity

•	Joint and survivor annuity (50%, 66 2/3%, 75% and 100%)

•	10 year certain annuity

Annuity features providing for continued payment to a survivor or guaranteed payments to beneficiaries are not subsidized by Rogers. Employees may elect their form of payment under the Pension Plan when they begin to collect their pension benefit.
If a participant dies before commencing payments under the Pension Plan, a death benefit is payable to the participant’s surviving spouse or, if there is no surviving spouse, the participant’s surviving children under the age of 21. In general, this benefit equals the amount payable under the survivor portion of the 50% joint and survivor annuity beginning in no event before the participant’s 55th birthday.
Pension Restoration Plan
Benefits under the Pension Restoration Plan are only payable in a lump sum. The lump sum amount is calculated using mortality tables applicable to tax qualified plans under IRS rules and an interest rate equal to the average of the annual interest rates on 10-year U.S. Treasury notes over the five years (as reported on September 1) prior to the year of employment termination plus 20 basis points. In general, the benefit under the Pension Restoration Plan is paid six months and one day following the termination of employment.

Non-Qualified Deferred Compensation at End of Fiscal Year 2017
This table provides information about the Voluntary Deferred Compensation Plan for Key Employees (the “Plan”) maintained for the benefit of our NEOs. A NEO may only earn nonqualified deferred compensation by electing to defer receipt of compensation that would otherwise be payable to him or her in cash. The amounts shown in the column “Executive Contributions” reflect deferrals of NEO salaries earned in 2017 and, with respect to Messrs. Hoechner and Daigle and Ms. Stipp, the 2016 AICP award which was payable in 2017. If the NEOs had not chosen to defer this compensation, we would have paid these amounts to the NEOs in cash in 2017.

	Executive	Registrant	Aggregate		Aggregate
	Contributions in	Contributions in	Earnings in the	Aggregate	Balance at Last
	the Last Fiscal	the Last Fiscal	Last Fiscal Year	Withdrawals	Fiscal Year
Name	Year (1)	Year (2)	Year (3)	Distribution	End
Bruce D. Hoechner	$80,155	$40,320	$38,857	$—	$559,045
Janice E. Stipp	$63,641	$24,189	$17,287	$—	$152,115
Robert C. Daigle	$195,576	$19,570	$121,112	$—	$767,313
Jay B. Knoll	$21,692	$3,325	$5,971	$—	$48,110
Helen Zhang (4)	$—	$—	$—	$—	$—

(1)
Deferred earnings are included in the “Salary” (Messrs. Hoechner and Daigle and Ms. Stipp) and “Non-Equity Incentive Plan Compensation” (Messrs. Hoechner and Daigle) columns of the Summary Compensation Table on page 27.

(2)	Reflects 2017 matching credit on executive contributions; included in the “Deferred Compensation Company Match” column in the All Other Compensation Table on page 27.

(3)	Reflects interest and investment returns on balances in 2017.

(4)	Ms. Zhang is ineligible to participate in the Plan.
The Plan allows participants to elect to defer up to 100% of their annual bonus and 50% of their base salary. The Plan allows for the participant to make investment elections similar to the qualified 401(k) plan. The participants’ balances and any earnings thereon will be reflected on the Company’s books as general unsecured obligations of the Company. All payments under the Plan will come from the general assets of the Company. The Company has placed assets to pay plan benefits in a Rabbi Trust to protect the assets against a change in control in the ownership or management of the Company. Once a change in control occurs the assets may only be used to pay the promised benefit to participants, except in the event of the Company’s bankruptcy or insolvency. In the event of such an occurrence, Rabbi Trust assets are treated like all other corporate assets and are subject to the claims of all general creditors of the Company. Participants will be considered a general creditor and will have no greater rights to their balance than other general creditors.
The minimum dollar amount deferred for any year is $4,000 of salary and/or $4,000 of bonus. Compensation deferred after 2009 is only paid in cash.

A Company match is credited on all salary and bonus deferrals but with the amount of the match being equal to the rate of the 401(k) Company match (which is currently 100% of the first 1% and 50% of the next 5% of eligible compensation). The Company match on deferrals is made in cash. Each participant has a fully vested interest in the Company match.
Payment(s) of deferred amounts with respect to the deferrals made for a specific year will commence on April 15th of the year following the passage of the number of years specified by the individual in the deferral election for that year, or 30 days after the participant ceases to be an employee. Payment elections are made at the time of the deferral election. Payments are made in a lump sum or installments over a period of not more than 10 years. Any requested changes in the timing of the payments by participants must result in the extension of the existing payment date by at least an additional five years. Accelerated payment may occur upon a Change in Control or a bona fide unforeseen financial hardship. Payments made upon a participant’s separation from service may be delayed six months if necessary to avoid penalties under Internal Revenue Code Section 409A. To the extent permitted under Internal Revenue Code Section 409A, certain amounts in a participant’s deferred compensation account, such as amounts deferred and vested prior to January 1, 2005, are not subject to Section 409A.

Potential Payments on Termination or Change in Control
The section below describes the payments that may be made to NEOs upon termination of employment or in connection with a Change in Control (as defined below).
Payments Made Upon Termination
A NEO may be entitled to receive the following amounts earned during his/her term of employment regardless of the manner in which a NEO’s employment terminates, except where indicated to the contrary below:

•	Unpaid base salary through the date of termination;

•
Any unpaid award under the AICP with respect to a completed performance period and all vested equity awards granted under the Rogers’ equity compensation plans (except in the event of termination for cause);

•All accrued and vested benefits under the Pension Plan and the Pension Restoration Plan and under the Voluntary
    Deferred Compensation Plan For Key Employees, as described on page 31; and

•	All other benefits under the Company’s compensation and benefit programs that are available to all salaried employees and do not discriminate in scope, terms or operation in favor of the NEOs.
Payments Made Upon Retirement
In the event of the retirement of a NEO, in addition to the items listed under the heading Payments Made Upon Termination, the retiring NEO will receive the following benefits:

•	Payment of a pro-rata portion of the NEO’s AICP award for the performance year in which the termination occurs, based on actual performance; and

•	Vesting of a pro-rata portion of time- and performance-based grants, provided that the NEO is at least 60 years old and has at least five years of service at Rogers.
Payments Made Upon Death or Disability
In the event of the death or disability (as defined in the applicable compensation program) in addition to the benefits listed under the heading Payments Made Upon Termination above, the NEO will receive the following:

•	Benefits under Rogers’ disability plan or payments under Rogers’ life insurance plan, as appropriate;

•
Vesting of a pro-rata portion of any performance-based RSUs based on employment and the Company’s actual performance during the performance period. Shares with respect to vested units will be paid at the end of the performance period;

•	Vesting of a pro-rata portion of any time-based RSUs based on employment during the vesting period; and

•	Payment of a pro-rata portion of the NEO’s AICP award for the performance year in which the termination occurs based on actual performance.
Payments Made Upon Involuntary Termination of Employment Without Cause Prior to a Change in Control
Rogers provides separation pay to all of its regular U.S. full-time salaried employees, including the NEOs, pursuant to the Severance Pay Plan for Exempt Salaried Employees Policy (the “Severance Policy”). The Severance Policy provides severance pay to eligible salaried employees whose employment is terminated by the Company without cause. Benefits end on the last day worked and the amount of severance due under the plan is paid in a lump sum. Basic severance pay, as described below, is provided to eligible employees without any conditions, but the additional severance pay, as described below, requires the employee to sign a general release and settlement agreement. The number of weeks of severance pay is based on length of service as follows:

Length of Severance Pay
Length of Service	Basic Severance Pay	Additional Severance Pay	Total Potential Severance
Under 6 months	4 weeks	2 weeks	6 weeks
6 months to under 1 year	4 weeks	4 weeks	8 weeks
1 year to under 4 years	4 weeks	6 weeks	10 weeks
4 years to under 7 years	4 weeks	8 weeks	12 weeks
7 years to under 21 years	4 weeks	8 weeks plus 2 weeks for each	Based on years of service
year of service over 6 years
21 years and more	4 weeks	36 weeks plus 1 week for each	Based on years of service
year of service over 20 years
The Severance Policy may be amended, modified or terminated at any time by Rogers.
In lieu of payment under the Severance Policy, Mr. Hoechner’s offer letter provides that he will receive 90 weeks of base salary and continued insured welfare benefits, each provided over a period of one year after a termination of his employment by the Company without cause. Ms. Stipp’s offer letter provides that she will be entitled to a severance benefit equal to 52 weeks of her salary and target bonus due to an involuntary termination of her employment by the Company other than for cause.
Payments Made Upon Certain Events in Connection with a Change in Control
Rogers has entered into Officer Special Severance Agreements with each of its US-based NEOs. These agreements, which are also referred to below as “Change in Control Agreements,” provide for enhanced severance benefits if there is a qualifying termination during the two-year period beginning upon a Change in Control. The enhanced severance benefits under the Officer Special Severance Agreements are in lieu of any other severance benefits to which an NEO may be entitled under the Severance Policy or any other arrangements. The following severance benefits would be provided upon a qualifying termination of employment (as defined below) within two years following a Change in Control:

•
Cash severance pay equal to two and one half (2.5) multiplied by the sum of (a) base salary plus (b) target annual incentive compensation and/or any other cash bonus awards last determined for the NEO (or, if greater, most recently paid prior to the Change in Control);

•	Pro-rata payment of the NEO’s AICP target, except for Mr. Hoechner, who will receive a pro-rata payment based upon actual Company performance;

•	Continued medical, dental and life insurance benefits at active-employee rates, for a period of two and one half (2.5) years, subject to offset from subsequent employment;

•	Outplacement assistance up to six months; and

•	Reimbursement of legal and accounting fees and expenses incurred to enforce the agreement.
A qualifying termination of employment consists of (1) termination of employment by Rogers without cause or (2) resignation by the NEO due to a Constructive Termination. An NEO is not eligible for enhanced severance benefits under the Change in Control Agreements if his or her termination is due to death or disability. Time-based RSUs will vest upon a Change in Control only if the NEO’s employment is terminated in a manner entitling him/her to severance benefits under the Officer Special Severance Agreement or if the buyer does not assume or replace the time-based RSUs. All performance-based RSUs will vest on a pro-rata basis upon a Change in Control based upon the extent to which the Company and its affiliates have met the designated performance objectives as determined by the Committee.
All of the payments described above are limited to the extent that payment would result in triggering golden parachute excise taxes under Section 280G of the Internal Revenue Code.
A “Change in Control” generally consists of one or more of the following events:

•	Closing of the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity;

•	Closing of the sale of all of the Company’s capital stock to an unrelated person or entity; or

•
Consummation of any merger, reorganization, consolidation or share exchange unless the persons who were the beneficial owners of the outstanding shares of the capital stock of the Company immediately before the consummation of such transaction beneficially own more than 50% of the outstanding shares of the capital stock of the successor or survivor entity in such transaction immediately following the consummation of such transaction. For purposes of this paragraph, the percentage of the beneficially owned shares of the successor or survivor entity described above will be determined exclusively by reference to the shares of the successor or survivor entity which result from the beneficial ownership of shares of capital stock of the Company by the persons described above immediately before the consummation of such transaction.

A “Constructive Termination” generally includes any of the following actions by Rogers following a Change in Control:

•
A material reduction in the officer’s annual base salary as in effect immediately prior to a Change in Control or as the same may be increased from time to time, and/or a material failure to provide the executive with an opportunity to earn annual incentive compensation and long-term incentive compensation at least as favorable as in effect immediately prior to a Change in Control or as the same may be increased from time to time;

•	A material diminution in the officer’s authority, duties, or responsibilities as in effect at the time of the Change in Control;

•
A material diminution in the authority, duties, or responsibilities of the supervisor to whom the officer is required to report (it being understood that if the officer reports to the Board, a requirement that the officer report to any individual or body other than the Board will constitute “Constructive Termination” hereunder);

•	A material diminution in the budget over which the officer retains authority;

•
Requiring the officer to be based anywhere outside a fifty mile radius of the Company’s offices at which the officer is based immediately prior to a Change in Control (or any subsequent location at which the officer has previously consented to be based) except for required travel on the Company’s business to an extent that is not substantially greater than the officer’s business travel obligations as of immediately prior to a Change in Control or, if more favorable, as of any time thereafter; or

•	Any other action or inaction that constitutes a material breach by the Company or any of its subsidiaries of the terms of the Change in Control Agreement.
The officer will not be entitled to terminate employment with the Company on account of “Constructive Termination” unless the officer provides notice of the existence of the purported condition that constitutes “Constructive Termination” within a period not to exceed 90 days of its initial existence, and the Company fails to cure such condition (if curable) within 30 days after the receipt of such notice.
A termination “for Cause” means the willful commission of material theft or embezzlement or other serious and substantial crimes against the Company and its subsidiaries.
Confidentiality and Non-Compete Agreements
The Company entered into confidentiality and non-compete agreements with most of its salaried employees, including its NEOs. These agreements generally prohibit the NEOs from accepting employment with a competitor of the Company for two years following termination of employment. If a NEO terminates employment prior to a Change in Control and cannot obtain employment at a rate of compensation at least equal to the rate in effect upon terminating employment with Rogers during this period, the NEOs may become entitled to additional payment from the Company. This payment will equal the difference between the executive’s current compensation and his or her last regular rate of compensation with the Company, reduced by any retirement or severance income. In lieu of making payments on account of an employment termination prior to a Change in Control, the Company can waive its rights to enforce the non-compete agreement. Enhanced severance benefits under the Officer Special Severance Agreement are contingent upon complying with non-compete obligations.

Post Termination Table
The following table was prepared as though each NEO terminated employment on December 31, 2017 using the closing share price of Rogers’ common stock of $161.92 as of December 29, 2017 (the last trading day of the fiscal year). The amounts under the column labeled “Termination by Rogers without Cause or Constructive Termination on or after a Change in Control” assume that a Change in Control occurred on December 31, 2017.

Summary of Separation Benefits	Termination by Rogers without Cause absent a CIC	Termination by Rogers without Cause or by Constructive Termination on or after a CIC			Termination Due to Death or Disability		Termination Due to Retirement (11)
Bruce D. Hoechner
Cash Severance	$1,142,308	(1)	$3,360,000	(3)	$—	(9)	$—
Accelerated Vesting of Unvested Equity	$—		$9,247,837	(4)	$7,395,953	(10)	$—
Benefits Continuation	$26,316	(2)	$65,791	(5)	$—		$—
Retirement Benefits	$—		$—		$—		$—
Outplacement Services	$—		$20,000	(7)	$—		$—
280G Payment Reduction	N/A		$(1,320,669)	(8)	N/A		N/A
Total Pre-Tax Payment	$1,168,624		$11,372,959		$7,395,953		$—
Janice E. Stipp
Cash Severance	$684,750	(1)	$1,711,876	(3)	$—	(9)	$—
Accelerated Vesting of Unvested Equity	$—		$2,925,341	(4)	$2,173,434	(10)	$—
Benefits Continuation	$—		$65,791	(5)	$—		$—
Retirement Benefits	$—		$—		$—		$—
Outplacement Services	$—		$20,000	(7)	$—		$—
280G Payment Reduction	N/A		$(1,313,174)	(8)	N/A		N/A
Total Pre-Tax Payment	$684,750		$3,409,834		$2,173,434		$—
Robert C. Daigle
Cash Severance	$335,462	(1)	$1,373,961	(3)	$—	(9)	$—
Accelerated Vesting of Unvested Equity	$—		$2,427,903	(4)	$1,909,271	(10)	$—
Benefits Continuation	$—	(2)	$63,911	(5)	$—		$—
Retirement Benefits	$—		$361,029	(6)	$—		$—
Outplacement Services	$—		$20,000	(7)	$—		$—
280G Payment Reduction	N/A		$—		N/A		N/A
Total Pre-Tax Payment	$335,462		$4,246,804		$1,909,271		$—
Jay B. Knoll
Cash Severance	$70,192	(1)	$1,388,801	(3)	$—	(9)	$—
Accelerated Vesting of Unvested Equity	$—		$2,110,884	(4)	$1,648,431	(10)	$—
Benefits Continuation	$—	(2)	$64,936	(5)	$—		$—
Retirement Benefits	$—		$—	(6)	$—		$—
Outplacement Services	$—		$20,000	(7)	$—		$—
280G Payment Reduction	N/A		$(774,805)	(8)	N/A		N/A
Total Pre-Tax Payment	$70,192		$2,809,816		$1,648,431		$—
Helen Zhang
Cash Severance	$—		$—		$—		$—
Accelerated Vesting of Unvested Equity	$—		$2,377,978	(4)	$1,864,135	(10)	$—
Benefits Continuation	$—		$—		$—		$—
Retirement Benefits	$—		$—		$—		$—
Outplacement Services	$—		$—		$—		$—
280G Payment Reduction	N/A		N/A		N/A		N/A
Total Pre-Tax Payment	$—		$2,377,978		$1,864,135		$—

(1)
Messrs. Daigle and Knoll are eligible to receive cash severance benefits (base salary only) under the Severance Policy, while Mr. Hoechner and Ms. Stipp are eligible to receive severance benefits under their offer letters. The severance period (assuming, in the cases of Messrs. Daigle and Knoll, the NEO signs a General Release and Settlement Agreement) for these executives is 49, 10, 90, and 52 weeks, respectively.

(2)	Reflects Rogers’ cost to provide Mr. Hoechner 52 weeks of continued medical, dental, and vision insurance pursuant to his offer letter.

(3)
Represents cash severance pay equal to two and one-half times the sum of the executive’s base salary plus the higher of target bonus or the last actual bonus paid (paid in 2017 for services in 2016). No pro-rata AICP payment is reflected in this calculation because AICP payments were already fully earned by the NEO’s continuing employment as of December 31, 2017.

(4)
Time-based RSUs granted under the Rogers Corporation 2009 Long-Term Equity Compensation Plan become fully vested upon a qualifying termination event occurring within two years of a Change in Control. Performance-based RSUs vest pro-rata based on the performance achieved (as determined by the Compensation and Organization Committee) based on a truncated performance period ending as of the change in control. The data reflects acceleration of the 2016 and 2017 performance-based RSUs on a pro-rata basis based on estimated performance as of December 31, 2017 (200% of target for 2016 and 2017 awards). This amount does not reflect the value of all outstanding equity awards as set forth on the “Outstanding Equity Awards at End of Fiscal Year 2017.” Note that 2015 performance-based RSUs are excluded as they were already earned at the end of the performance period (December 31, 2017).

(5)	Represents the cost to the Company of providing medical, and dental insurance for two and one-half years based on rates for 2017.

(6)	Represents the incremental benefits provided under the Rogers Corporation Pension Restoration Plan.

(7)	Represents the estimated value of 6 months of outplacement services (paid in lump sum).

(8)
Represents the estimated reduction as of December 31, 2017 to the payments set forth in this column as required in order to avoid triggering excise taxes under Section 280G of the Internal Revenue Code ("Section 280G") plus $1,000 (per Special Severance Agreement). The reported figure does not take into account that amounts may not be subject to reduction under Section 280G on account of being treated as reasonable compensation. For purposes of this calculation, the parachute payment of the performance-based equity awards due to the truncation of the performance period was treated as an acceleration of vesting under the Section 280G regulations.

(9)	No pro-rata AICP payment is reflected in this estimate because AICP payments were fully earned by the NEO’s continuing employment as of December 31, 2017.

(10)
Represents (i) vesting of the pro-rata portion of the performance-based RSUs (based on the probable level of achievement as of December 31, 2017) and (ii) vesting of the pro-rata portion of the time-based RSUs based on employment during the vesting period.

(11)	No executives qualify for retirement benefits as of December 31, 2017.

Proposal 2: Vote on a Non-Binding Advisory Resolution to Approve 2017 NEO Compensation
In accordance with Section 14A of the Exchange Act, we are requesting shareholder approval, on a non-binding advisory basis, of the compensation of our NEOs during 2017, as described under the heading “Compensation Discussion and Analysis” beginning on page 19.
Executive compensation is an important matter for Rogers and our shareholders. We believe that our executive compensation program provides an appropriate balance between salary and incentive compensation as well as an appropriate balance between risk and reward so that such compensation practices are strongly aligned with the long-term interests of our shareholders
We urge you to carefully read the Compensation Discussion and Analysis section of this proxy statement for additional details on Rogers’ executive compensation, including Rogers’ compensation philosophy and the 2017 compensation of our NEOs. Our Board of Directors believes that our executive compensation program is effective in implementing our compensation philosophy.
Although the advisory vote is non-binding, our Compensation and Organization Committee will review the results and consider the outcome of this vote in making future determinations regarding our executive compensation program.
Vote Required and Recommendation of the Board of Directors
The advisory vote on the compensation of our NEOs will be approved by the affirmative vote of the majority of votes properly cast (i.e., the number of shares voted “FOR” the proposal must exceed the number of shares voted “AGAINST” the proposal). Abstentions and “broker non-votes” will have no effect on the outcome of the vote.
The Board of Directors recommends a vote “FOR” the approval, on a non-binding advisory basis, of the 2017 compensation of our NEOs.

CEO Pay Ratio
In August 2015, pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC adopted a rule requiring annual disclosure of the ratio of the median employee’s annual total compensation to the annual total compensation of the principal executive officer (the “Pay Ratio”). Our principal executive officer is our CEO, Mr. Hoechner. The Pay Ratio, as set forth below, is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.
We undertook the following steps to identify our median employee:
First, we determined our employee population from which to identify our median employees as of October 1, 2017. As we operate on a global basis in multiple countries and jurisdictions, we selected a date to determine our employee population that allowed for the timely and orderly collection of the relevant compensation and related data for our employees. As of this date, without taking into consideration any adjustments, our employee population consisted of approximately 3,293 employees, of which 1,244 were U.S. employees and 2,049 were non-U.S. employees.
After taking into consideration the de minimis exception as permitted by SEC rules, our employee population as of October 1, 2017, for purposes of identifying our median employee, consisted of approximately 3,187 employees (of which 1,244 were U.S. employees and 1,943 were non-U.S. employees). We applied the de minimis exception in determining our employee population. Under this exception, we excluded a total of 106 employees comprising less than 5% of our total employee population from the following countries: Hong Kong (4 employees), Malaysia (1 employee), India (2 employees), Japan (9 employees), Korea (68 employees), Singapore (6 employees), Taiwan (5 employees), Italy (2 employees), the United Kingdom (3 employees), the Netherlands (2 employees), Finland (1 employee) and France (3 employees). In addition, as permitted by SEC rules, we did not include independent contractors or similar non-employee workers in our employee population.
Second, to determine our median employee, we chose to use a consistently-applied compensation measure, which we selected as the employee’s base salary plus any additional cash compensation payments, for the period from January 1, 2017 through September 30, 2017. Where applicable by contract or regulation, cost of living adjustments were included in base salaries for the period; however, we did not make any pro forma cost of living adjustments in identifying the median employee. These items are reflected in our payroll records as reported to the Internal Revenue Service, as well as other country-specific regulatory tax authorities. For new employees hired on a full- and part-time basis during the period from January 1, 2017 through September 30, 2017, we normalized their annual base salary and recurring payments but not one-time cash payments for the January 1, 2017 through September 30, 2017 measurement period. Third, as we operate in multiple countries and jurisdictions, for purposes of converting foreign currencies to U.S. dollars, we made such conversions as of October 1, 2017 using the applicable conversion rates that were in effect on that date.
Based on these steps, we identified our median employee as a manufacturing employee located in Belgium. We then combined all of the elements of such median employee’s compensation for 2017 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $48,570 USD (excluding any estimated retirement and health benefits) for the median employee. An exchange rate of 1.19786 as of December 31, 2017 was used to convert Euros to United States Dollars.
With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column (column (j)) of our 2017 Summary Compensation Table on page 27 of this proxy statement.

Median Employee annual total compensation	$48,750
CEO annual total compensation	$3,807,177
Ratio of CEO to Median Employee compensation	78.6 to 1.0

Proposal 3: Ratification of PricewaterhouseCoopers LLP as Independent Auditor
We are asking our shareholders to ratify the selection of PwC as our independent registered public accounting firm for 2018. Although ratification is not required by our bylaws or otherwise, the Board is submitting this proposal as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent auditor. Even if the selection is ratified, the committee may select a different independent auditor at any time during the year if it determines that doing so would be in the best interests of Rogers and our shareholders. Rogers expects representatives of PwC to attend the Annual Meeting of Shareholders. They will have an opportunity to make a statement if they wish and will be available to respond to appropriate questions.

Fees of Independent Registered Public Accounting Firm
The following table sets forth the aggregate fees billed to Rogers by PwC for the 2017 and 2016 fiscal years.

	2017	2016 (1)
Audit Fees (2)	$2,895,900	$2,235,900
Audit-Related Fees (3)	21,400	14,700
Tax Fees (4)	203,900	73,700
All Other Fees (5)	6,900	6,900
Total	$3,128,100	$2,331,200

(1)
The aggregate fees billed to Rogers by PwC for the 2016 fiscal year reflect the reclassification of certain other unallocated services from “audit-related fees” to “audit fees” as they were performed to comply with generally accepted auditing standards (“GAAS”), as well as the inclusion of $6,900 to “all other fees” due to payments made to PwC for subscription services to PwC’s online resources for accounting and auditing technical research and disclosure requirements. See Footnote 5, below.

(2)
Audit fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings, audit procedures related to acquisitions or other services to comply with GAAS. Amounts also include fees for the required audit of the Company’s internal control over financial reporting.

(3)
Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements that are not reported under “Audit Fees.” This category includes fees related primarily to accounting consultations.

(4)
Tax fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning (domestic and international). These services include assistance regarding federal, state and international tax compliance and tax planning and compliance in connection with acquisitions and international tax planning. The fee increase from 2016 to 2017 was at management’s request for support with international tax compliance and customs support in Belgium, Singapore and Taiwan.

(5)
All other fees consist of fees for products and services other than the services reported above, including subscriptions services to PwC’s online resources for accounting and auditing technical research and disclosure requirements.

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee has delegated pre-approval authority to its chairperson when expedition of services is necessary. The independent registered public accounting firm and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. All of the audit, audit-related and tax services provided by PwC in fiscal year 2017 and related fees were approved in accordance with the Audit Committee’s policy.
Vote Required for Ratification and Recommendation of the Board of Directors
The affirmative vote of a majority of the votes properly cast on this proposal will constitute approval of the ratification of the appointment of PwC as Rogers’ independent registered public accounting firm for 2018. Abstentions will not have any effect on the outcome of the proposal. If shares are held in street name by a nominee, that nominee has discretionary authority to vote shares held through it in the absence of instructions regarding how such shares should be voted.
The Board of Directors recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as Rogers’ independent registered public accounting firm for 2018.

Related Party Transactions
Since January 1, 2017, neither Rogers nor any of its subsidiaries has been a participant in any transaction in which any of its executive officers, directors, including former director William Mitchell, more than 5% shareholders, or any immediate family member of the foregoing (with any one of these being a “Related Party”) has a material interest.
Policies and Procedures for Approval of Related Party Transactions
Rogers’ Code of Business Ethics, which sets forth standards applicable to all directors, officers and employees of Rogers (the “Code”), prohibits the giving or accepting of personal benefits that could result in a conflict of interest. Any waiver of the Code for a director or an officer may only be granted by the Nominating and Governance Committee of the Board of Directors (as used in this section, the “Committee”). Any waiver of the Code that is granted to a director or an officer or amendment of the code will be posted on Rogers’ website, located at http://www.rogerscorp.com, or otherwise publicly disclosed, as required by applicable law or NYSE rules and regulations. Waivers for other employees must be approved by certain members of senior management.

In addition, to supplement the Code, the Board of Directors has adopted a Related Party Transactions Policy. The purpose of the policy is to describe the procedures used to identify, review, approve and disclose, if necessary, any transaction or series of transactions in which: (i) the amount involved will or may be expected to exceed $120,000 in any calendar year, (ii) Rogers was, is or will be a participant (even if not necessarily a party); and (iii) a Related Party has or will have a direct or indirect interest (other than solely being a director or less than 10 percent beneficial owner of another entity) (with such transactions being “Interested Transactions”).
The Committee reviews the material facts relating to all Interested Transactions and either approves or disapproves of the Company’s entry into the Interested Transaction, subject to certain exceptions. If advance Committee approval of an Interested Transaction is not feasible, then at the Committee’s next meeting, the Interested Transaction will be considered and, if the Committee determines it to be appropriate, ratified (or if not ratified, the Committee will determine if the transaction should be terminated). In determining whether to approve or ratify an Interested Transaction, the Committee will take into account, among other factors it deems appropriate, whether the Interested Transaction is on terms no less favorable to the Company than terms generally available from an unaffiliated third-party under the same or similar circumstances, whether the Interested Transaction is material to the Company, the role the Related Party has played in arranging the Interested Transaction, and the extent of the Related Party’s interest in the Interested Transaction.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires Rogers’ executive officers and directors, and persons who own more than 10% of Rogers’ capital stock, to file reports of ownership and changes of ownership with the SEC. Executive officers, directors and greater than 10% shareholders are required to furnish Rogers with copies of all reports they file.
Based solely on Rogers’ review of the forms furnished to it during 2017, and written representations from certain reporting persons, Rogers believes that all Section 16(a) reports of its executive officers and directors, and persons who own more than 10% of Rogers’ capital stock were timely filed during the year ended December 31, 2017, except for the Form 4 for Jeffrey M. Grudzien, disclosing the sale of capital (common) stock on February 22, 2017 and the Form 4s for Mr. Grudzien on February 22, 2017 and November 20, 2017, each disclosing the sale of capital stock, which were not timely filed.

Shareholder Proposals and Other Shareholder Business at the 2019 Annual Meeting of Shareholders
The Nominating and Governance Committee will consider director nominees recommended by shareholders as set forth below. To be considered for inclusion in Rogers’ proxy statement and form of proxy in connection with the 2019 Annual Meeting of Shareholders, shareholder proposals must be received by Rogers on or before November 22, 2018. In addition, the Company’s bylaws establish an advance notice procedure for shareholders to present business to be conducted at the 2019 Annual Meeting of Shareholders. In order for a shareholder to present a proposal at the 2019 Annual Meeting of Shareholders pursuant to the advance notice bylaw, Rogers must receive written notice of the proposal no earlier than November 4, 2018 and no later than December 4, 2018, and the written notice must comply with the requirements of the Company’s bylaws.
Under the company’s bylaws, a shareholder who wishes to directly nominate a director candidate at the 2019 Annual Meeting of Shareholders (i.e., to propose a candidate for election who is not otherwise nominated through the process described above) must give the company written notice no earlier than November 4, 2018 and no later than December 4, 2018. The notice must contain prescribed information about the candidate and about the shareholder proposing the candidate, as described in more detail in the bylaws.
All shareholder proposals or notices of an intention to nominate a director or present other business at the 2019 Annual Meeting of Shareholders should be marked for the attention of the Office of the Corporate Secretary, Rogers Corporation, 2225 West Chandler Boulevard, Chandler, AZ 85224.

Solicitation of Proxies
Rogers will pay the cost of soliciting proxies, including preparing, assembling and mailing the Notice Regarding the Availability of Proxy Materials, proxy statement, proxy card and other proxy materials, except for some costs associated with individual shareholders’ use of the Internet or telephone. In addition to solicitations by mail, officers and employees of Rogers may solicit proxies personally and by telephone, facsimile or other means, for which they will receive no compensation in addition to their normal compensation. Rogers will also request banks, brokers and other nominees holding shares for a beneficial owner to forward proxies and proxy soliciting materials to the beneficial owners of its capital stock held of record by such persons. Rogers will upon request reimburse brokers and other persons for their related reasonable expenses. In addition, Rogers has retained Alliance Advisors LLC to assist it in the solicitation of proxies at a cost of approximately $5,500 plus reimbursement of certain expenses.

“Householding” of Proxy Materials
The SEC permits companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials with respect to two or more security holders sharing the same address by delivering a single Notice Regarding the Availability of Proxy Materials, and, for those who request, a single paper copy of the proxy statement and annual report addressed to those security holders. This process, which is commonly referred to as “householding,” potentially means extra convenience for security holders and cost savings for companies. This year, a number of brokers with account holders who are Rogers’ shareholders will be “householding” proxy materials. A single Notice Regarding the Availability of Proxy Materials and, for those who request, a single paper copy of the proxy statement and annual report will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from an affected shareholder. If, at any time, a shareholder no longer wishes to participate in “householding” and would prefer to receive a separate Notice Regarding the Availability of Proxy Materials, proxy statement and/or annual report, please notify the broker and send a written request to Rogers Corporation, Office of the Corporate Secretary, 2225 West Chandler Boulevard, Chandler, Arizona 85224 (phone: 480-917-6000) and Rogers will promptly deliver a separate copy of the proxy statement and annual report to such shareholder. Shareholders who share the same address, who currently receive multiple copies of the Notice Regarding the Availability of Proxy Materials, proxy statement and annual report and would like to request “householding” of such information should contact their broker or Rogers, using the contact information above.

Communications with Members of the Board of Directors
Although the Board of Directors has not formally adopted a process by which shareholders may communicate directly with directors, it believes that the procedures currently in place and described below will continue to serve the needs of the Board and shareholders. Until such time as the Board may adopt a different set of procedures, any such shareholder communications should be sent to the Board of Directors, Rogers Corporation, 2225 West Chandler Boulevard, Chandler, Arizona, 85224, c/o Office of the Corporate Secretary of the Company. At the present time, all such communications sent by shareholders to the above address will be forwarded to the Lead Director of the Board for consideration.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 3, 2018
This proxy statement and our 2017 Form 10-K for the fiscal year ended December 31, 2017, as filed with the Securities and Exchange Commission, are available at https://materials.proxyvote.com/775133.

Availability of Certain Documents
Rogers maintains a website at http://www.rogerscorp.com. Rogers’ Bylaws, Corporate Governance Guidelines, Code of Business Ethics, Related Party Transactions Policy, Audit Committee Charter, Compensation and Organization Committee Charter and Nominating and Governance Committee Charter are each available in a printable format on this page of the website: http://www.rogerscorp.com/cg/. Rogers Corporation’s website is not incorporated into or a part of this proxy statement.

2225 W. Chandler Blvd.
Chandler, AZ 85224
PHONE:
(480) 917-6000
WEBSITE:
http://www.rogerscorp.com

ROGERS CORPORATION
2225 W. CHANDLER BLVD.
CHANDLER, AZ 85224

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 2, 2018 (April 30, 2018 for employee stock purchase plan participants). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 2, 2018 (April 30, 2018 for employee stock purchase plan participants). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

ROGERS CORPORATION			For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
			All	All	Except
The Board of Directors recommends a vote FOR the following:

1.	Election of Directors		☐	☐	☐

Nominees
	01) Keith L. Barnes	05) Ganesh Moorthy
	02) Michael F. Barry	06) Jeffrey J. Owens
	03) Bruce D. Hoechner	07) Helene Simonet
	04) Carol R. Jensen	08) Peter C. Wallace

The Board of Directors recommends you vote FOR the following proposal:
		For	Against	Abstain
2.	To vote on a non-binding advisory resolution to approve the compensation of our 2017 named executive officers.	☐	☐	☐

		For	Against	Abstain
3.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Rogers Corporation for the fiscal year ending December 31, 2018.	☐	☐	☐

NOTE: To transact such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here.	☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

As a shareholder, you are entitled to vote at this year's Annual Meeting of Shareholders and are encouraged to do so by dating, signing and returning the proxy card as soon as possible.

PLEASE ACT PROMPTLY

DATE, SIGN AND MAIL YOUR PROXY CARD TODAY

Please detach and mail in the envelope provided only IF you are not voting via telephone or Internet.
1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report is/are available at www.proxyvote.com

ROGERS CORPORATION

ANNUAL MEETING OF SHAREHOLDERS
May 3, 2018

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints JAY B. KNOLL and JANICE E. STIPP, and each of them, acting singly, with full power of substitution, as attorneys and proxies of the undersigned, to vote all shares of capital stock of Rogers Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders of Rogers Corporation to be held on May 3, 2018 at 8:30 a.m., local time, at Rogers Global Headquarters located at 2225 W. Chandler Blvd., Chandler, Arizona 85224 and any adjournment thereof. The proxies are authorized to vote all shares of stock in accordance with the instructions and with discretionary authority upon such other business as may properly come before the meeting or any adjournment thereof. The proxies will vote as The Board of Directors recommends where a choice is not specified.

Address Changes/Comments: _______________________________________________________________
__________________________________________________________________________________

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on the reverse side